Exhibit 99.9

OFFICE OF THE COMPTROLLER GENERAL PUBLIC ACCOUNTS 2023/24 BRITISH COLUMBIA StrongerBC for everyone

Public Accounts Ministry of Finance Office of the Comptroller General For the Fiscal Year Ended March 31, 2024

National Library of Canada Cataloguing in Publication Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended... – 2000/2001

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187–8657.

ISSN 1499–1659 = Public accounts–British Columbia.

Office of the Comptroller General

1. British Columbia–Appropriations and expenditures–Periodicals. 2. Revenue–British Columbia–Periodicals.

3. Finance, Public–British Columbia–Periodicals. 1. British Columbia. Ministry of Finance. 2. Title.

HJ13.B74       352.4’09711’05       C2001–960204–9

August 22, 2024

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2024.

KATRINE CONROY
Minister of Finance

Ministry of Finance

Victoria, British Columbia

Honourable Katrine Conroy

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2024.

Respectfully submitted,

NICOLE WRIGHT
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

This page intentionally left blank

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

British Columbia’s Public Accounts

In accordance with the Budget Transparency and Accountability Act (BTAA), the Public Accounts are a key element of the province’s transparency and accountability in reporting its annual operating results and financial position. The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity which includes the financial results of all ministries, Crown corporations and agencies presented on a consolidated basis for the 2023/24 fiscal year against the Budget released in February 2023, and the financial position as of March 31, 2024. The supporting notes and schedules define the accounting policies followed in preparing the province’s financial statements and form an integral part of the overall financial picture of the province’s financial activities in the fiscal year.

Responsibility for the preparation of the government’s financial statements rests with the Office of the Comptroller General. In accordance with section 23.1 of the BTAA, these financial statements are prepared under the generally accepted accounting principles for senior governments in Canada, which are issued by the Public Sector Accounting Board, and are supported by the regulations of Treasury Board.

The application of these standards is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements. To ensure due diligence in the application of accounting policies, decisions are based on comprehensive understanding of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community. Our obligation is to ensure financial reporting meets the accountability requirements of the public within the framework established in legislation.

Producing the Public Accounts requires the teamwork and collaboration of many people across the Government Reporting Entity. The Office of the Auditor General plays an important role in providing assurance over the province’s financial statements. I would like to thank everyone for their cooperation and support in preparing the Public Accounts.

Additional information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet – website http://gov.bc.ca/publicaccounts). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e–mail at: Comptroller.General@gov.bc.ca; or by telephone at 250–387–6692.

NICOLE WRIGHT
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

This page intentionally left blank

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Contents

Overview (Unaudited)

Public Accounts Content	9
Legislative Compliance and Accounting Policy Report	10
Financial Statement Discussion and Analysis Report	11
Highlights	11
Discussion and Analysis	13
Economic Highlights	28

Summary Financial Statements

Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	33
Report of the Auditor General of British Columbia	35
Consolidated Statement of Financial Position	41
Consolidated Statement of Operations	42
Consolidated Statement of Change in Net Liabilities	43
Consolidated Statement of Remeasurement Gains and Losses	44
Consolidated Statement of Cash Flow	45
Notes to Consolidated Summary Financial Statements	47
Reporting Entity	91
Consolidated Statement of Financial Position by Sector	94
Consolidated Statement of Operations by Sector	98
Statement of Financial Position for Self–supported Crown Corporations and Agencies	102
Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies	104
Consolidated Statement of Tangible Capital Assets	106
Consolidated Statement of Guaranteed Debt	107
Schedule of Investments	108

Supplementary Information (Unaudited)

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector	111
SUCH Statement of Financial Position	114
SUCH Statement of Operations	116
Consolidated Staff Utilization	117

Consolidated Revenue Fund Extracts (Unaudited)

Statement of Financial Position	121
Statement of Operations	122
Statement of Remeasurement Gains and Losses	123
General Fund Statement of Financial Position	124
General Fund Statement of Operations	125
BC Prosperity Fund Statement of Financial Position	126
BC Prosperity Fund Statement of Operations	126
Statement of Cash Flow	127
Schedule of Net Revenue by Source	129
Schedule of Comparison of Estimated Expenses to Actual Expenses	131
Schedule of Financing Transaction Disbursements	133
Schedule of Write–offs, Extinguishments and Remissions	134

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Contents

Provincial Debt Summary

Overview of Provincial Debt (Unaudited)	137
Provincial Debt (Unaudited)	138
Change in Provincial Debt (Unaudited)	139
Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer–supported Debt and Total Debt (Unaudited)	140
Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	140
Change in Provincial Debt, Comparison to Budget (Unaudited)	141
Interprovincial Comparison of Taxpayer–supported Debt as a Percentage of Gross Domestic Product (Unaudited)	142
Interprovincial Comparison of Taxpayer–supported Debt Service Costs as a Percentage of Revenue (Unaudited)	143
Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	145
Summary of Provincial Debt	147
Key Indicators of Provincial Debt	149
Summary of Performance Measures	150

Definitions (Unaudited)	151

Acronyms (Unaudited)	154

PROVINCE OF BRITISH COLUMBIA	9
PUBLIC ACCOUNTS 2023/24

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Consolidated Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer–supported Crown corporations and agencies (government organizations), the self–supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)— the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include statements and schedules of the financial activities of the CRF, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: http://gov.bc.ca/finance

Additional Information Available (Unaudited)

Consolidated Revenue Fund Supplementary Schedules —this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

This additional information is available only on the Internet at: http://gov.bc.ca/finance

10	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general–purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

PROVINCE OF BRITISH COLUMBIA	11
PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 159, 165, 166, 168, and 169 of the Budget and Fiscal Plan 2023/24–2025/26.

Budget and Actual Results 2023/24

	In Millions			Variance
	2023/24 Budget	2023/24 Updated Forecast	2023/24 Actual	2022/23 Actual	2023/24 Actual to Budget	2023/24 vs 2022/23
	$	$	$	$	$	$
Revenue	77,690	77,320	79,623	81,790	1,933	(2,167)
Expense	(81,206)	(83,234)	(84,658)	(80,834)	(3,452)	(3,824)
Surplus (deficit) before forecast allowance	(3,516)	(5,914)	(5,035)	956	(1,519)	(5,991)
Forecast allowance	(700)				700
Surplus (deficit) for the year	(4,216)	(5,914)	(5,035)	956	(819)	(5,991)

Capital spending:
Taxpayer–supported capital spending	11,813	10,107	8,772	6,755	(3,041)	2,017
Self–supported capital spending	4,027	4,752	4,584	4,165	557	419
Total capital spending	15,840	14,859	13,356	10,920	(2,484)	2,436

Provincial debt:
Taxpayer–supported	75,617	71,863	75,402	59,888	(215)	15,514
Self–supported	31,607	31,920	32,060	29,492	453	2,568
Forecast allowance	700				(700)
Total provincial debt	107,924	103,783	107,462	89,380	(462)	18,082

Taxpayer–supported debt to GDP ratio	18.9%	17.6%	18.5%	15.4%	(0.4)	3.1

Summary Accounts Surplus (Deficit)

The province ended the year with a deficit of $5,035 million, which was $819 million higher than the deficit forecast in the Budget and Fiscal Plan 2023/24–2025/26. The 2023/24 deficit of $5,035 million was $5,991 million less than the surplus of $956 million in fiscal year 2022/23.

Revenue decreased by $2,167 million over fiscal year 2022/23 and was $1,933 million higher than budget. The annual decrease in revenue in the current year was mainly due to decreases in taxation revenue and natural resources.

Expense increased by $3,824 million over fiscal year 2022/23 and was higher than budget by $3,452 million. The increases in spending in the current year were mainly in the health and education sectors. Additional spending over budget was authorized through various statutory appropriations.

12	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Capital Spending

Taxpayer–supported infrastructure spending on hospitals, schools, post–secondary facilities, transit, and roads totalled $8,772 million in 2023/24, $3,041 million lower than budget mainly due to project scheduling changes. This spending has been deferred to future years.

Self–supported infrastructure spending on electrical generation, transmission and distribution projects and other capital assets totalled $4,584 million in 2023/24. Self–supported capital spending was $557 million higher than budget.

Provincial Debt

When calculating total provincial debt, the province adds to its financial statement debt all debt guarantees and the debt directly incurred by self–supported Crown corporations, reduced by sinking fund assets and unrealized foreign exchange adjustments of hedged foreign denominated debt translated to March 31, 2024 exchange rates. This balance is referred to as the total provincial debt.

Taxpayer–supported provincial debt increased by $15,514 million in 2023/24 to fund investments in capital infrastructure and to finance the operating deficit resulting in increased borrowing. Self–supported provincial debt increased by $2,568 million due to an increase in capital infrastructure related to power projects. Total provincial debt increased by $18,082 million compared to the budgeted increase of $18,544 million. The key measure of taxpayer–supported debt to GDP ended the year at 18.5%, which is lower than the forecasted 18.9% in the budget.

COVID–19 Pandemic Spending and Related Measures

This section provides an overview of spending through the Province’s pandemic response and economic recovery initiatives during the current year. This spending was authorized by voted appropriations.

	In Millions
	Vote 48 Pandemic Recovery	Ministry Votes	Total Spend
	$	$	$
Health Related COVID–19 Management	581	835	1,416
Supports for Vulnerable Populations		15	15
Tourism Initiative Envelope	17		17
Other Recovery Initiatives		5	5
Total Pandemic Response and Recovery Initiatives Spending	598	855	1,453

With the Pandemic Recovery Contingencies concluding in fiscal year 2023/24, future program spending will be integrated into existing government programs.

PROVINCE OF BRITISH COLUMBIA	13
PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are reported by separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licences, contributions from self–supported Crown corporations, and investment income.

	In Millions
	2019/20 Actual	2020/21 Actual	2021/22 Actual	2022/23 Actual	2023/24 Actual
	$	$	$	$	$
Taxation	33,266	34,166	40,717	49,025	46,296
Contributions from federal government	9,535	12,894	11,980	12,527	13,734
Fees and licences	5,570	4,337	4,601	4,936	5,267
Natural resources	2,103	2,286	4,383	6,117	3,143
Miscellaneous	3,837	3,136	3,910	4,445	4,988
Net earnings of self–supported Crown corporations and agencies	2,919	3,964	5,494	3,426	4,477
Investment income	1,263	1,264	1,306	1,314	1,718
Total revenue	58,493	62,047	72,391	81,790	79,623

Provincial revenues decreased by $2,167 million in 2023/24. The reduction in provincial revenue was primarily due to decreases in natural resources revenue of $2,974 million, and taxation revenue of $2,729 million. Decreases in these significant sources of revenue were offset by increases in contributions from the federal government of $1,207 million, net earnings from self–supported Crown corporations of $1,051 million, miscellaneous revenue of $543 million, investment income of $404 million and fee and license revenue of $331 million.

2019/20 to 2023/24

14	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

In 2023/24, taxation revenue decreased by $2,729 million (5.6%). Personal and corporate income tax revenue decreased by $3,896 million (14.7%) primarily due to lower adjustments related to the prior tax year compared to large amounts recorded in 2022/23. Provincial sales tax revenue increased $512 million (5.2%) as a result of increased household spending, carbon tax increased $481 million (22.2%) as a result of increased rates, and other taxation revenues increased by $174 million (1.6%), mainly from increases in property tax, and employer health tax.

The net earnings of self–supported Crown corporations and agencies were $1,051 million higher than 2022/23 mainly from increased earnings of $1,268 million in the Insurance Corporation of British Columbia primarily due to increased unrealized gains as a result of stronger financial markets.

Natural resources revenues were $2,974 million lower than 2022/23, reflecting lower natural gas, coal, and petroleum prices.

Own–source Revenue to GDP

The ratio of own–source revenue to GDP represents the amount of revenue the provincial government is taking from the provincial economy in the form of taxation, natural resources revenue, earnings of self–supported Crown corporations and user fees and licences (own–source revenue is all revenue except for federal transfers).

Own–source revenue to GDP has remained stable over the past five years, ending the year at 16.1%.

2019/20 to 2023/24

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Over the five years since 2019/20, total revenue has increased in relation with the increase in GDP. Taxation revenue has continued to exceed the growth in GDP, and natural resources revenue has increased over the prior five years. Contributions from the federal government increased in the year due to increased extreme weather event support funding.

2019/20 to 2023/24

PROVINCE OF BRITISH COLUMBIA	15
PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Natural Resources Revenue

The chart of natural resources revenue by source explains past trends of natural resources revenue in total and by major category.

Petroleum, natural gas and mineral revenues decreased by $1,773 million from 2022/23. These categories of natural resources revenue account for 47.8% of natural resources revenue compared to 53.5% in 2022/23.

Forestry revenue decreased by $1,230 million in 2023/24. The proportion of natural resources revenue derived from forestry decreased to 20.9% in 2023/24 from 30.9% in 2022/23.

Water and other resource revenues increased by $29 million in the year. They comprise 31.3% of provincial natural resources revenue.

2019/20 to 2023/24

Government–to–Government Transfers to Total Revenue

The ratio of government–to–government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less reliance.

Federal transfers increased in 2023/24 by $1,207 million. The ratio of federal contributions to total revenue increased to 17.2% due to total revenue decreasing $2,167 million over the prior year.

2019/20 to 2023/24

16	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users to understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Canadian Classification of Functions of Government. The province uses the following functions: health, education, social services, other, natural resources and economic development, interest, transportation, protection of persons and property, and general government. The health, education and social services functions account for approximately three quarters of the province’s total operating costs.

	In Millions
	2019/20 Actual	2020/21 Actual	2021/22 Actual	2022/23 Actual	2023/24 Actual
	$	$	$	$	$
Health	23,456	25,613	27,591	30,322	34,863
Education	14,742	14,946	15,803	16,993	18,479
Social services	5,887	7,789	7,268	9,652	9,284
Other	2,524	2,862	3,082	5,736	4,215
Natural resources and economic development	3,779	4,191	5,213	6,284	6,704
Interest	2,727	2,722	2,742	2,719	3,292
Transportation	2,126	3,362	4,453	3,320	2,379
Protection of persons and property	2,126	2,258	2,937	3,483	3,101
General government	1,657	3,919	2,040	2,325	2,341
Total expense	59,024	67,662	71,129	80,834	84,658

Government spending on programs and services increased by $3,824 million in 2023/24.

The province increased spending on the health sector by $4,541 million (15.0%), the education sector by $1,486 million (8.7%), the debt servicing costs by $573 million (21.1%), and the natural resources sector by $420 million (6.7%). Spending in the other sector decreased $1,521 million (26.5%), the transportation sector decreased by $941 million (28.3%), and spending in remaining sectors decreased by $734 million over 2022/23.

Expenses of the year included $1,453 million in pandemic response and recovery program costs as detailed on page 12.

2019/20 to 2023/24

PROVINCE OF BRITISH COLUMBIA	17
PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

In 2023/24, provincial operating expenses were $84,658 million, a $3,824 million (4.7%) increase from 2022/23. Program spending has increased by $25,634 million (43.4%) since 2019/20. This is compared to increases in GDP of 33.2% over the same period.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP decreased from 20.8% to 20.7% in 2023/24, reflecting decreased spending when compared to growth in GDP.

2019/20 to 2023/24

18	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2022/23 to 2023/24

	In Millions
	Revenue	Expense	Surplus
	$	$	$
2022/23 Surplus	81,790	80,834	956
Decrease in natural resources revenue	(2,974)		(2,974)
Decrease in taxation revenue	(2,729)		(2,729)
Increase in other revenues	1,278		1,278
Increase in contributions from the federal government	1,207		1,207
Increase in net earnings of self–supported Crown corporations and agencies	1,051		1,051
Increase in health spending		4,541	(4,541)
Increase in education spending		1,486	(1,486)
Increase in debt servicing spending		573	(573)
Decrease in transportation spending		(941)	941
Decrease in other program spending		(1,835)	1,835
Subtotal of changes in actual results	(2,167)	3,824	(5,991)
	79,623	84,658
2023/24(Deficit)			(5,035)

2022/23 Accumulated Surplus (Deficit) before Remeasurement Gains (Losses)			3,822
2023/24 Accumulated Surplus (Deficit) before Remeasurement Gains (Losses)			(1,213)
Effect of remeasurement gains (losses)			(408)
2023/24 Accumulated Surplus (Deficit)			(1,621)

The year over year decrease in total revenue of $2,167 million, and the increase in total expense of $3,824 million, resulted in a deficit that was $5,991 million lower than the 2022/23 surplus. Accumulated surplus (deficit), including remeasurement gains and losses, decreased from $3,450 million in 2022/23 to ($1,621) million at the end of 2023/24.

PROVINCE OF BRITISH COLUMBIA	19

PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Changes from 2023/24 Budget

	In Millions
			Forecast	Surplus
	Revenue	Expense	Allowance	(Deficit)
	$	$	$	$
(Deficit) per 2023/24 Budget	77,690	81,206	(700)	(4,216)
Increased miscellaneous revenue	999			999
Increased net earnings of self–supported Crown corporations and agencies	988			988
Increased taxation revenue	972			972
Increased other revenues	454			454
Increased contributions from the federal government	141			141
Decreased natural resources revenue	(1,621)			(1,621)
Increased health spending		3,936		(3,936)
Increased natural resources and economic development spending		2,272		(2,272)
Increased education spending		879		(879)
Increased protection spending		777		(777)
Decreased other spending		(4,412)		4,412
Forecast allowance			700	700
Subtotal of changes in actual results compared to budget	1,933	3,452	700	(819)
Actual Results	79,623	84,658	0	(5,035)

Revenue was $1,933 million (2.5%) higher than the budgeted amount of $77,690 million and expenses were $3,452 million (4.3%) higher than the budgeted amount of $81,206 million. Additional spending over budget was authorized by various statutory appropriations.

Net Liabilities and Accumulated Surplus (Deficit)

In accordance with Canadian generally accepted accounting principles, the government’s Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2023/24	2023/24
	2023/24	2023/24	2022/23	Budget	vs
	Budget	Actual	Actual	to Actual	2022/23
	$	$	$	$	$
Financial assets	65,547	74,565	68,805	9,018	5,760
Less: liabilities	(136,693)	(145,822)	(128,744)	(9,129)	(17,078)
Net Liabilities	(71,146)	(71,257)	(59,939)	(111)	(11,318)
Less: non–financial assets	74,449	69,636	63,389	(4,813)	6,247
Accumulated surplus (deficit)	3,303	(1,621)	3,450	(4,924)	(5,071)

20	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

The accumulated surplus (deficit) represents the sum of the current and prior years’ operating results, and accumulated changes in unrealized remeasurement gain (loss). At March 31, 2024, the accumulated surplus (deficit) was ($1,621) million.

Financial assets were $5,760 million higher than 2022/23 as the result of increases in loans for the purchase of assets recoverable from agencies of $2,535 million, equity in self–supported Crown corporations and agencies of $1,751 million, and $2,953 million in other financial assets. These increases were partly off–set by a decrease in cash and cash equivalents and temporary investments of $1,479 million.

Liabilities increased by $17,078 million from 2022/23. This increase was the result of an increase of $15,484 million in taxpayer–supported debt, an increase in self–supported debt of $2,637 million, and an increase in deferred revenue of $559 million. These increases were partly off–set by a decrease in due to other governments of $1,582 million, and a decrease of $20 million in other liabilities.

Non–financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non–financial assets increased by $6,247 million over 2022/23 representing government’s investment in current year infrastructure spending.

Accumulated Surplus (Deficit)

The accumulated surplus (deficit) represents current and all prior years’ operating results. In 2023/24, the province had an accumulated surplus (deficit) of ($1,621) million, $5,071 million lower than in 2022/23.

2019/20 to 2023/24

PROVINCE OF BRITISH COLUMBIA	21

PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2019/20	2020/21	2021/22	2022/23	2023/24
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments	3,985	6,560	7,142	8,247	6,768
Equity in self–supported Crown corporations and agencies	6,523	9,632	12,426	12,926	14,677
Loans, advances and mortgages receivable	2,952	4,032	4,199	4,763	5,359
Loans for the purchase of assets, recoverable from agencies	24,768	26,301	27,218	28,037	30,572
Other financial assets	10,153	11,873	13,420	14,832	17,189
Total financial assets	48,381	58,398	64,405	68,805	74,565

In 2023/24, financial assets increased by $5,760 million primarily due to an increase in recoverable capital loans of $2,535 million due to investments in power projects, and an increase in equity in self–supported Crown corporations and agencies of $1,751 million. These increases were partly off–set by a decrease in cash, cash equivalents, and temporary investments of $1,479 million. The remaining financial assets including receivables, other investments, and derivative financial instruments increased by $2,953 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2019/20	2020/21	2021/22	2022/23	2023/24
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer–supported debt	46,669	59,982	62,565	60,518	76,002
Self–supported debt	24,847	26,275	27,209	28,332	30,969
Total financial statement debt	71,516	86,257	89,774	88,850	106,971
Accounts payable and other liabilities	13,100	14,733	18,509	25,400	23,798
Deferred revenue	9,895	11,557	12,796	14,494	15,053
Total liabilities	94,511	112,547	121,079	128,744	145,822

In 2023/24, total liabilities increased by $17,078 million. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer–supported financial statement debt increased by $15,484 million and self–supported financial statement debt increased by $2,637 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 25. Deferred revenue increased by $559 million and accounts payable and other liabilities decreased by $1,602 million. Deferred revenue represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

22	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Non–financial Assets

Trend analysis of non–financial assets provides users with information to assess the management of a government’s infrastructure and long–term non–financial assets.

	In Millions
	2019/20	2020/21	2021/22	2022/23	2023/24
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	50,104	52,861	56,142	59,818	65,583
Other non–financial assets	3,031	3,585	3,938	3,571	4,053
Total non–financial assets	53,135	56,446	60,080	63,389	69,636

Management of non–financial assets has a direct impact on the level and quality of services a government is able to provide to the public. Non–financial assets typically represent resources that government can use in the future to provide services. At March 31, 2024, non–financial assets were $69,636 million which was $6,247 million higher than 2022/23 and $16,501 million higher than fiscal 2019/20. The majority of the province’s non–financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in infrastructure spending by $5,765 million, to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the annual surplus (deficit). They reduce future operating results in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Tangible Capital Assets

This measure shows the impact of net changes to the government’s stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $5,765 million in 2023/24, and $17,671 million since the start of fiscal 2019/20. Total capital stock has also increased steadily over that period, which indicates that capital infrastructure is available to continue providing programs and services in future periods.

2019/20 to 2023/24

PROVINCE OF BRITISH COLUMBIA	23

PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus (Deficit)

	In Millions
	2019/20	2020/21	2021/22	2022/23	2023/24
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	48,381	58,398	64,405	68,805	74,565
Less: liabilities	(94,511)	(112,547)	(121,079)	(128,744)	(145,822)
Net liabilities	(46,130)	(54,149)	(56,674)	(59,939)	(71,257)
Less: non–financial assets	53,135	56,446	60,080	63,389	69,636
Accumulated surplus (deficit)	7,005	2,297	3,406	3,450	(1,621)

Net liabilities increased by $11,318 million in 2023/24. Liabilities include deferred revenue of $15,053 million which represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

In the year, the financial measure of net liabilities has increased more than the increase in investments in infrastructure, resulting in an decrease in accumulated surplus (deficit). The accumulated surplus (deficit) of the province was ($1,621) million at the end of 2023/24, indicating that the cumulative result of all past annual surpluses and deficits is negative.

Non–financial Assets as a Portion of Liabilities

The chart provides an indication of the proportion of liabilities used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, the relationship between non–financial assets and net liabilities has steadily increased.

2019/20 to 2023/24

24	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The trend toward increased net liabilities to GDP reflects the ongoing impacts from increased borrowing to fund investments in capital infrastructure and to finance the operating deficit and during 2023/24. Net liabilities include deferred revenue that will be recognized as revenue in future periods, and obligations to outside parties including accounts payable and debt.

2019/20 to 2023/24

Surplus (Deficit) to GDP

The annual surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the positive range of the chart indicate that the economy is growing faster than net government spending. Results in the negative range of the chart reflect increased spending in the health sector due to staffing pressures along with new collective agreements, as well as decreases to taxation and natural resources revenue.

2019/20 to 2023/24

PROVINCE OF BRITISH COLUMBIA	25

PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Total provincial debt is calculated differently than financial statement debt. Analysis of total provincial debt helps users to assess the extent of long–term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2019/20	2020/21	2021/22	2022/23	2023/24
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Gross debt	71,516	86,257	89,774	88,850	106,971
Less: sinking fund assets	(692)	(492)	(510)	(521)	(491)
Third party guarantees and non–guaranteed debt	1,337	1,335	1,402	1,523	1,476
Foreign exchange adjustments				(472)	(494)
Total provincial debt	72,161	87,100	90,666	89,380	107,462

When reporting to rating agencies, the province adds to its financial statement debt all debt guarantees and the debt directly incurred by self–supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $491 million higher than the amounts reported in the province’s financial statements. Gross debt reported in the province’s financial statements includes deductions for sinking funds held to pay down the debt, unrealized foreign exchange adjustments of hedged foreign denominated debt translated to March 31, 2024 exchange rates, and includes guaranteed debt and the debt of self–supported Crown corporations.

Total provincial debt increased by $18,082 million in 2023/24 due to increased borrowing required to fund investments in capital infrastructure and to finance the operating deficit. Taxpayer–supported debt increased by $15,514 million, including increases for government direct operating debt of $8,729 million, BC Transportation Financing Authority of $2,340 million, the health sector by $2,227 million, the education sector of $1,212 million, and other taxpayer–supported corporations and agencies by $1,006 million. The debt of self–supported Crown corporations and agencies increased $2,568 million for investments in power projects.

Taxpayer–supported debt to GDP

The ratio of taxpayer–supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. A decreasing ratio means that debt is growing slower than the growth of the economy as measured by GDP.

At the end of 2023/24, taxpayer–supported debt to GDP was 18.5%, which was lower than the budgeted 18.9%. This is an increase from 2022/23 to fund investments in capital infrastructure and to finance the operating deficit.

2019/20 to 2023/24

26	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2023/24, Moody’s Investors Service Inc. gave the province a Aaa credit rating (2023: Aaa); Standard and Poor’s gave the province a AA credit rating (2023: AA); and Dominion Bond Rating Service gave the province a AA (high) credit rating (2023: AA(high)).

Credit Ratings March 31, 2024

Rating Agency1

	Moody’s Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aaa	AA	AA (high)
Alberta	Aa2	AA–	AA
Saskatchewan	Aa1	AA	AA (low)
Manitoba	Aa2	A+	A (high)
Ontario	Aa3	A+	AA (low)
Quebec	Aa2	AA–	AA (low)
New Brunswick	Aa2	A+	A (high)
Nova Scotia	Aa2	AA–	A(high)
Prince Edward Island	Aa2	A	A
Newfoundland	A1	A	A
Canada	Aaa	AAA	AAA

1The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “–”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 137–150.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of provincial revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is available to provide core public services. The interest bite has remained stable over the last five years. In 2023/24, the province spent 3.2 cents of each revenue dollar on interest on the provincial taxpayer–supported debt.

2019/20 to 2023/24

PROVINCE OF BRITISH COLUMBIA	27
PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Non–Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non–hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Non–hedged foreign currency debt directly offset by instruments in the same foreign currency are considered “natural hedges”. These amounts are excluded from the ratio.

In 2023/24, the province had the equivalent of CAD $310 million in non–hedged debt.

2019/20 to 2023/24

28	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by 1.6% in the 2023 calendar year, tied with Saskatchewan and Ontario for second highest among provinces, following a gain of 3.9% in 2022 according to preliminary GDP by industry data from Statistics Canada. The estimated 1.6% advancement for British Columbia in 2023 is an improvement compared to the government’s Budget 2024 estimate of 1.0% growth.

Real Gross Domestic Product in Calendar Year 2023

Economic growth in 2023 was driven by B.C.’s service–producing industries while activity in goods–producing industries decreased compared to the previous year.

Service–producing industries saw 2.4% growth in 2023, supported by strong population growth. Annual gains were broad–based, led by real estate, rental and leasing (up 2.8%); professional, scientific and technical services (up 4.7%); and transportation and warehousing (up 5.7%). Service–producing industries that were heavily affected by COVID–19 related disruptions continued to recover in 2023, with all sectors surpassing pre–pandemic levels except for accommodation and food services and transportation and warehousing.

B.C.’s goods–producing industries decreased by 0.8% in 2023, following two years of solid growth. Last year activity declined in manufacturing (down 4.6%); utilities (down 9.2%); and agriculture, forestry, fishing and hunting (down 6.5%). Meanwhile, mining, quarrying and oil and gas extraction (up 4.7%) and construction (up 1.8%) contributed to annual economic growth.

Provincial Comparison

Unemployment Rate

British Columbia’s annual unemployment rate was 5.2% in 2023, up from 4.6% in 2022 as labour force growth, supported by record high immigration, outpaced job gains. In 2023, the unemployment rate in B.C. was lower than the national unemployment rate of 5.4%. The average level of employment in B.C. rose by 1.6% in 2023, following a gain of 3.2% in 2022. Meanwhile, B.C.’s labour force expanded by 2.2% in 2023, up from 1.0% growth in 2022.

2019 to 2023

PROVINCE OF BRITISH COLUMBIA	29

PUBLIC ACCOUNTS 2023/24

Financial Statement Discussion and Analysis Report

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables, which the government does not directly control. These include:

•	assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices and weather conditions;

•	the outcome of litigation, arbitration, and negotiations with third parties;

•	potential changes to federal transfer allocations, cost–sharing agreements with the federal government and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•	utilization rates for government services such as health care, children and family services, and income assistance;

•	exposure to interest rate fluctuations, foreign exchange rates and credit risk; and

•	changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the surplus (deficit):

Key Fiscal Sensitivities
		Annual Fiscal Impact
Variable	Increase Of	($ millions)
Nominal GDP	1%	$200 to $300
Lumber prices (US$/thousand board feet)	$50	$100 to $125[1]
Natural gas prices (Cdn$/gigajoule)	25 cents	$60 to $120[2]
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($50)
Interest rates	1 percentage point	($174)
Debt	$500 million	($20) to ($21)

1Sensitivity relates to stumpage revenue only.

2Sensitivities can vary significantly, especially at lower prices.

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, and the forecasts of Crown corporations, school districts, universities, colleges, institutes, and health organizations (SUCH sector). The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 20 on page 71 of the Notes to the Consolidated Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

This page intentionally left blank

Consolidated

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2024

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

This page intentionally left blank

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ Katrine Conroy
KATRINE CONROY
Chair, Treasury Board

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

This page intentionally left blank

623 Fort Street Victoria, British Columbia V8W 1G1	P: 250.419.6100 F: 250.387.1230 bcauditor.com

Independent Auditor’s Report

To the Legislative Assembly of the Province of British Columbia:

Qualified Opinion

I have audited the Summary Financial Statements of the Government of the Province of British Columbia (“government”) using my staff and resources. The Engagement Leader, Molly Pearce, CPA, CA is responsible for this audit and its performance. The Summary Financial Statements of government comprise the consolidated statement of financial position as at March 31, 2024, and the consolidated statements of operations, change in net liabilities, remeasurement gains and losses and cash flows for the year then ended, and notes to the Summary Financial Statements including a summary of significant accounting policies.

In my opinion, except for the effects of the matters described in the basis for qualified opinion section of my report, the Summary Financial Statements present fairly, in all material respects, the financial position of government as at March 31, 2024, and the results of its operations, change in its net liabilities, remeasurement gains and losses, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Qualified Opinion

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified opinion.

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the Summary Financial Statements section of my report. I am independent of government in accordance with the ethical requirements that are relevant to my audit of the Summary Financial Statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

Deferral of Revenues

Government’s accounting treatment for funds received from other governments, and for externally restricted funds received from non-government sources, is to initially record them as deferred revenue (a liability) and then recognize revenue in the statement of operations either on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to recognize revenue on the same basis as the related assets are amortized.

Under Canadian public sector accounting standards, government’s method of accounting for contributions is only appropriate in circumstances where the funding meets the definition of a liability. Otherwise, the appropriate accounting treatment is to record contributions as revenue when they are received or receivable. In my opinion, certain contributions from others do not meet the definition of a liability, and as such government’s method of accounting for those contributions represents a departure from Canadian public sector accounting standards.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

This departure has existed since the inception of the standard, which applies to periods beginning on or after April 1, 2012. Had government made an adjustment to correct for this departure in the current year, the liability for deferred revenue as at March 31, 2024 would have been lower by $7.67 billion, contribution revenue, surplus for the year, and accumulated surplus would have been higher by $7.67 billion, and net liabilities would have been lower by $7.67 billion.

Incomplete Contractual Obligations Disclosure

Under Canadian public sector accounting standards, contractual obligations that commit government to make certain expenditures, for a considerable period into the future, are required to be disclosed so that financial statement users understand the nature and extent to which government’s resources are already committed to meet its future obligations. The Summary Financial Statements do not provide the required disclosures in relation to certain contracts, such as many contracts below the $50 million threshold noted in Note 28 – Contingent Liabilities and Contractual Obligations as well as some larger contracts omitted from the disclosure provided. In my opinion, this represents a departure from Canadian public sector accounting standards. The following table, derived from historical information and management’s records, sets out the estimated effect of this departure on Note 28 – Contingent Liabilities and Contractual Obligations.

Understatement of
Contractual Obligations	In Millions
						2030
	2025	2026	2027	2028	2029	and beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer-supported Crown corporations and agencies	1,284	905	604	504	499	1,911	5,707

Key Audit Matters

Key audit matters are those that, in my professional judgment, were of most significance in my audit of the Summary Financial Statements of the current period. These matters were addressed in the context of my audit of the Summary Financial Statements as a whole and in forming my opinion thereon and I do not provide a separate opinion on these matters. In addition to the matters described in the basis for qualified opinion section, I have determined the matters described below to be the key audit matters to be communicated in my report.

Estimate of Personal and Corporate Income Taxation Revenue

Personal and corporate income tax are two of government’s largest tax revenue streams, estimated at more than $16.4 billion and $6.1 billion respectively, for fiscal 2024. These two revenue streams are included in Note 29 – Taxation Revenue with further information included in Note 2 - Measurement Uncertainty.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Personal and corporate income tax revenue in a fiscal year is derived from management’s estimate of income tax for two separate calendar years. For the fiscal year ending March 31, 2024, government records nine months of revenue for calendar year 2023 and three months of revenue for calendar year 2024. However, the tax assessments for the 2023 calendar year will not be finalized until many months later, and the 2024 tax assessments won’t be available until one year later. This means precise income tax revenue figures cannot be determined until at least 21 months after the fiscal year-end date. As a result, government is required to estimate these revenues based on the best information available at the time of reporting. For the current year, this included ensuring the estimates incorporated information received in the most recent tax sharing statements received in late July. Both the estimates are complex and include several inputs and assumptions and as a result have collectively been identified as a key audit matter.

Audit work to address this key audit matter included assessing the appropriateness of the methods used to make the estimates and performing a retrospective review to evaluate the accuracy of the models used. Audit work was also performed to ensure the underlying data supporting management’s estimates were correct, testing the accuracy of management’s calculations supporting the estimates and developing range estimates to assess against management’s estimates. Audit procedures also included a review of the estimates for indications of management bias, an evaluation of the quality of the measurement uncertainty disclosure in the Summary Financial Statements and obtaining written representations from management related to estimates.

An auditor’s specialist was engaged to assist with the audit of these complex estimates.

Financial Instruments and Related Standards

Financial instruments accounting is governed by a suite of public sector accounting standards. These standards include PS3450: Financial Instruments, PS3041: Portfolio Investments, PS2601: Foreign Currency Translation, and PS1201: Financial Statement Presentation. As described in Note 1(d), government’s financial instruments include cash, receivables, investments, payables, and debt, and derivative instruments such as interest rate swaps and currency swaps. Government has over $107 billion in long-term debt. Government hedges the risks that arise related to their debt borrowing using the aforementioned derivative instruments. Financial instruments can be difficult to measure and can expose government to risks. These standards are designed to provide financial statement users with information about how the instruments were measured, and the extent to which government is exposed to risks arising from the financial instruments it holds.

These standards also require government to include key disclosures relating to its financial instruments, such as the value for government’s $7.9 billion investments, including distinguishing between three categories of fair value measurement to help financial statement users understand the level of subjectivity associated with their measurement. Furthermore, government is required to make certain disclosures related to the risk exposure associated with their use of financial instruments, including disclosures relating to liquidity risk, interest rate risk, foreign exchange risk, credit risk and other market risks. The valuation of financial instruments is complex and involves significant judgments and estimates, and there are extensive disclosure requirements on the risks associated with government’s use of these instruments. As a result, the application of these standards has been identified as a key audit matter.

Audit work to address this key audit matter included assessing government’s accounting policy for compliance with these standards, evaluating the completeness of the scoped in financial instruments, assessing the appropriateness of government’s methodology, data, and assumptions to value derivative financial instruments, assessing significant contracts for embedded derivatives, reviewing documents to assess the appropriateness of the statement of remeasurement gains and losses, and evaluating the presentation and disclosure of financial instruments in accordance with the requirements of Canadian public sector accounting standards.

An auditor’s specialist was engaged to assist with the audit of fair values of the derivative financial instruments.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Valuation of Plan Assets and Pension Benefits for Pension Plans

Government participates in four jointly trusteed pension plans that include a joint defined benefit component for most British Columbia public servants. The estimated plan assets and accrued benefit obligations of these plans both exceed $95 billion.

Pension plan accounting values plan assets at market-related value for funded plans. Market-related value is derived from the fair value of plan assets reported in the pension plan financial statements. When observable market data is not available for investments, estimates of fair value are required. Fair value estimates require significant management judgment.

Government relies on a third-party actuarial specialist to estimate the accrued benefit obligation and other information for financial statement note disclosures. These calculations rely on management’s assumptions for significant economic and demographic assumptions.

Valuing pension benefits is a complex area requiring significant judgement and estimates. Given the magnitude of the accrued benefit obligation, small changes to the long-term assumptions can have a material impact on the liability, or asset, and expenses. As a result, pension plan accounting has been identified as a key audit matter.

Audit work to address this key audit matter included performing procedures to rely on the pension plan auditor’s reports for the plan assets used in the estimates, as well as their work over the data provided by management to the actuary for making the estimate. Audit work also included assessing the qualifications of management’s actuarial expert, gaining an understanding of the assumptions and methods used by the actuary in determining the accrued benefit obligation for pension benefits, obtaining the actuarial report, audited pension plan financial statements and other supporting documentation to test management’s assumptions, calculations and journal entries for pension accounting, and evaluating the presentation and disclosure of pension plans in accordance with the requirements of Canadian public sector accounting standards.

Other accompanying information

Government is responsible for the information they report in the annual Public Accounts. My opinion on the Summary Financial Statements does not cover other information included in the annual Public Accounts that accompanies the Summary Financial Statements and, except for my independent auditor’s report on the debt-related statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the Summary Financial Statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the Summary Financial Statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

Prior to the date of my auditor’s report, I obtained a copy of the Public Accounts. If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor’s report.

As described in the basis for qualified opinion section above, I believe there are material misstatements in government’s accounting for deferral of revenues. I have concluded that the other information is materially misstated for the same reason with respect to the amounts or other items in the annual report affected by this departure from Canadian public sector accounting standards.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Responsibilities of Treasury Board for the Summary Financial Statements

The Treasury Board of British Columbia is responsible for the oversight of the financial reporting process including the approval of significant accounting policies. The Comptroller General of British Columbia (comptroller general) is responsible for the preparation and fair presentation of the Summary Financial Statements in accordance with the Budget Transparency and Accountability Act, and for such internal control as the comptroller general determines is necessary to enable the preparation of the Summary Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Summary Financial Statements, the comptroller general is responsible for assessing government’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting when government will continue its operations for the foreseeable future.

Auditor’s responsibilities for the audit of the Summary Financial Statements

My objectives are to obtain reasonable assurance about whether the Summary Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion in accordance with generally accepted accounting principles, being public sector accounting standards for senior governments in Canada. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these Summary Financial Statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•	Identify and assess the risks of material misstatement of the Summary Financial Statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of government’s internal control.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the comptroller general.
•	Conclude on the appropriateness of the comptroller general’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on government’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the Summary Financial Statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause government to cease to continue as a going concern.
•	Evaluate the overall presentation, structure and content of the Summary Financial Statements, including the disclosures, and whether the Summary Financial Statements represent the underlying transactions and events in a manner that achieves fair presentation.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

The audit of the Summary Financial Statements is a group audit engagement. As such I also obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the Summary Financial Statements. I am responsible for the direction, supervision and performance of the group audit and I remain solely responsible for my audit opinion.

I communicate with the Chair of Treasury Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide the Chair of Treasury Board with a statement that I have complied with relevant ethical requirements regarding independence, and communicated with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

/s/ Michael A. Pickup

Michael A. Pickup, FCPA, FCA

Auditor General of British Columbia

Victoria, British Columbia, Canada

August 15, 2024

PROVINCE OF BRITISH COLUMBIA	41

PUBLIC ACCOUNTS 2023/24

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2024

		In Millions
	Note	2024	2023
			as restated
		$	$
Financial Assets
Cash and cash equivalents		6,308	7,833
Temporary investments		460	414
Accounts receivable	3	8,130	7,398
Inventories for resale	4	148	103
Due from other governments	5	2,597	1,360
Due from self–supported Crown corporations and agencies	6	557	421
Equity in self–supported Crown corporations and agencies	7	14,677	12,926
Loans, advances and mortgages receivable	8	5,359	4,763
Other investments	9	4,568	4,366
Sinking fund investments	10	491	521
Derivative financial instruments	20	698	663
Loans for purchase of assets, recoverable from agencies	11	30,572	28,037
		74,565	68,805
Liabilities
Accounts payable and accrued liabilities	12	16,835	17,384
Employee future benefits	13	3,568	3,234
Due to other governments	14	1,526	3,108
Due to Crown corporations, agencies and trust funds	15	632	643
Deferred revenue	16	15,053	14,494
Taxpayer–supported debt	18	76,002	60,518
Self–supported debt	19	30,969	28,332
Derivative financial instruments	20	1,237	1,031
		145,822	128,744
Net assets (liabilities)	21	(71,257)	(59,939)

Non–financial Assets
Tangible capital assets	22	65,583	59,818
Restricted assets	23	2,352	2,224
Prepaid program costs	24	1,233	1,104
Other assets	25	468	243
		69,636	63,389
Accumulated surplus (deficit)	26	(1,621)	3,450

Measurement uncertainty	2
Employee pension plans	17
Contingent assets and contractual rights	27
Contingent liabilities and contractual obligations	28

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ Nicole Wright
NICOLE WRIGHT
Comptroller General

42	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2024

	In Millions
	2024		2023
	Estimates (Note 34)	Actual	Actual as restated
	$	$	$
Revenue
Taxation (Note 29)	45,324	46,296	49,025
Contributions from the federal government	13,593	13,734	12,527
Fees and licenses	5,182	5,267	4,936
Natural resources (Note 30)	4,764	3,143	6,117
Miscellaneous	3,989	4,988	4,445
Net earnings of self–supported Crown corporations and agencies (Note 7)	3,489	4,477	3,426
Investment income	1,349	1,718	1,314
	77,690	79,623	81,790
Expense (Note 31)
Health	30,927	34,863	30,322
Education	17,600	18,479	16,993
Social services	9,158	9,284	9,652
Other	8,985	4,215	5,736
Natural resources and economic development	4,432	6,704	6,284
Interest	3,235	3,292	2,719
Transportation	2,616	2,379	3,320
Protection of persons and property	2,324	3,101	3,483
General government	1,929	2,341	2,325
	81,206	84,658	80,834
Surplus (deficit) for the year before forecast allowance	(3,516)	(5,035)	956
Forecast allowance	(700)
Surplus (deficit) for the year	(4,216)	(5,035)	956

Accumulated surplus (deficit)—beginning of year as restated (Note 26)		3,822	2,866
Net remeasurement gains (losses)		(408)	(372)
Accumulated surplus (deficit)—end of year		(1,621)	3,450

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

PROVINCE OF BRITISH COLUMBIA	43

PUBLIC ACCOUNTS 2023/24

Summary Financial Statements

Consolidated Statement of Change in Net Liabilities

for the Fiscal Year Ended March 31, 2024

	In Millions
	2024		2023
	Estimates[1]	Actual	Actual as restated
	$	$	$
Surplus (deficit) for the year	(4,216)	(5,035)	956
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(11,813)	(8,772)	(6,756)
(Gain) or loss on sale of tangible capital assets	(15)	(28)	(40)
Amortization of tangible capital assets	2,966	2,947	2,928
Disposals and valuation adjustments	65	88	192
	(8,797)	(5,765)	(3,676)
Effect of change in:
Restricted assets	(68)	(128)	(77)
Prepaid program costs	(5)	(129)	243
Other assets	3	(225)	201
	(70)	(482)	367
Effect of self–supported Crown corporations’ and agencies’ other comprehensive income		61	(8)
Effect of net remeasurement gains and (losses)		(97)	(893)
Effect of change in other investments[2]			(10)
(Increase) in net liabilities	(13,083)	(11,318)	(3,264)
Net (liabilities)—beginning of year	(58,063)	(59,939)	(56,675)
Net (liabilities)—end of year (Note 21)	(71,146)	(71,257)	(59,939)

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

1The Estimates amounts are from pages 166 – 167 of the Budget and Fiscal Plan 2023/24–2025/26.

2Due to adoption of the financial instruments accounting standard during fiscal 2023.

44	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Summary Financial Statements

Consolidated Statement of Remeasurement Gains and Losses

for the Fiscal Year Ended March 31, 2024

	In Millions
	2024	2023
		as restated
	$	$
Accumulated remeasurement gains (losses)—beginning of year, before other comprehensive income
Foreign exchange	(374)	(60)
Derivatives	(557)	(11)
Portfolio investments[1]	38	126
Total opening accumulated remeasurement gains (losses) before other comprehensive income	(893)	55
Changes in unrealized gains (losses) attributable to:
Foreign exchange	14	(782)
Derivatives	(333)	(51)
Portfolio investments[1]	113	(18)
Total changes in unrealized gains (losses)	(206)	(851)
Amounts reclassified to the statement of operations:
Foreign exchange	(29)	468
Derivatives	125	(495)
Portfolio investments[1]	13	(70)
Total reclassified to the statement of operations	109	(97)
Total remeasurement gains (losses) attributable to:
Foreign exchange	(389)	(374)
Derivatives	(765)	(557)
Portfolio investments[1]	164	38
Remeasurement gains (losses), before other comprehensive income from self–supported Crown corporations and agencies	(990)	(893)
Accumulated other comprehensive income from self–supported Crown corporations and agencies – beginning of the year	521	529
Other comprehensive income from self–supported Crown corporations and agencies	61	(8)
Accumulated other comprehensive income from self–supported Crown corporations and agencies	582	521
Accumulated remeasurement gains (losses)—end of year	(408)	(372)

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

1Portfolio investments include equities, bonds and certain other investments designated to the fair value measurement category.

PROVINCE OF BRITISH COLUMBIA	45

PUBLIC ACCOUNTS 2023/24

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2024

	In Millions
	2024			2023
	Receipts	Disbursements	Net	Net as restated
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year[1]			(5,035)	956
Non-cash items included in surplus (deficit):
Amortization of tangible capital assets			2,947	2,928
Amortization of public debt deferred revenue and deferred charges			67	40
Concessionary loan adjustments increase			60	10
(Gain) or loss on sale of tangible capital assets			(28)	(40)
Valuation adjustment			248	305
Net earnings of self-supported Crown corporations and agencies			(4,477)	(3,426)
Temporary investments (increase)			(46)	(99)
Accounts receivable (increase)			(912)	(704)
Due from other governments (increase) decrease			(1,237)	418
Due from self-supported Crown corporations and agencies (increase)			(136)	(90)
Accounts payable and accrued liabilities (decrease) increase			(549)	3,324
Employee future benefits increase			334	159
Due to other governments (decrease) increase			(1,582)	2,435
Due to Crown corporations, agencies and funds (decrease)			(11)	(58)
Deferred revenue and items applicable to future operations increase			135	1,946
Dividends from self-supported Crown corporations and agencies			2,786	2,919
Cash (used for) derived from operations			(7,436)	11,023

Capital Transactions
Tangible capital assets dispositions (acquisitions)	79	(8,772)	(8,693)	(6,572)
Cash (used for) capital	79	(8,772)	(8,693)	(6,572)

Investment Transactions
Investment in self-supported Crown corporations and agencies	1		1	(1)
Loans, advances and mortgages receivable (issues)	273	(962)	(689)	(616)
Other investments—net (increase)	1,095	(1,166)	(71)	(409)
Restricted assets—net (increase)		(128)	(128)	(77)
Sinking fund investments—net decrease (increase)	63	(50)	13	(21)
Cash (used for) investments	1,432	(2,306)	(874)	(1,124)
Sub-total cash (requirements) excess			(17,003)	3,327

46	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2024

	In Millions
	2024			2023
	Receipts	Disbursements	Net	Net
	$	$	$	$
Sub-total cash (requirements) excess carried forward from previous page			(17,003)	3,327

Financing Transactions[2]
Public debt increases (decreases)	44,598	(26,552)	18,046	(1,368)
(Used for) purchase of assets, recoverable from agencies	9,896	(12,464)	(2,568)	(953)
Cash derived from (used for) financing	54,494	(39,016)	15,478	(2,321)
(Decrease) increase in cash and cash equivalents			(1,525)	1,006
Cash and cash equivalents—beginning of year			7,833	6,827
Cash and cash equivalents—end of year			6,308	7,833

Cash and cash equivalents are made up of:
Cash			5,351	7,059
Cash equivalents			957	774
			6,308	7,833

1Interest received during the year was $1,479 million (2023: $1,302 million). Interest paid during the year was $3,025 million (2023: $2,696 million). Interest received includes interest income from the Statement of Operations in the amount of $1,718 million (2023: $1,314 million) plus the change in accrued interest receivable in the amount of $(239) million (2023: $(12) million). Interest paid includes interest expense from the Statement of Operations in the amount of $3,292 million (2023: $2,719 million) plus the change in accrued interest payable in the amount of $(267) million (2023: $(23) million).

2Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these consolidated financial statements.

PROVINCE OF BRITISH COLUMBIA	47

PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2024

1.	Significant Accounting Policies

(a)	BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b)	REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 91 – 93. Trusts administered by government or government organizations are excluded from the reporting entity.

(c)	PRINCIPLES OF CONSOLIDATION

Taxpayer–supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis. Self–supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self–supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization’s history of maintaining its operations and meeting its liabilities;

ii) Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv) Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self–supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self–supported on establishment and during a start up period if they are reasonably expected to meet the definition of self–supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 151.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of all school districts (June 30).

Statistics Canada’s Canadian Classification of Functions of Government provides guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 94 – 101. These statements include the operations of the CRF, taxpayer–supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer–supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

48	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2024—Continued

1.	Significant Accounting Policies—Continued

(d)	SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health–related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post–secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well–being. It includes counselling and rehabilitation services, transfer payments to individuals with a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It includes services related to new immigrants. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub–categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, the cash received from the federal government is used as the basis for estimating the tax revenue. Annual tax revenues also include adjustments between the estimated revenues of previous years and actual amounts, as well as revenues from reassessments relating to prior years. Revenues do not include estimates of unreported taxes, or the impact of future reassessments that cannot be reliably determined.

Personal income tax revenue is accrued in the year earned based on estimates of household and taxable income. The revenue reported in the fiscal year is based on a pro–ration of the calendar year estimates.

Direct taxes, such as sales, fuel, carbon and tobacco, are recorded during the period in which the taxable event occurs and when authorized by legislation. Property tax revenues are recorded based on a pro–ration of actual property tax billings for each of the calendar years that comprise the fiscal year.

PROVINCE OF BRITISH COLUMBIA	49

PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2024—Continued

1.	Significant Accounting Policies—Continued

In the normal course of business, taxpayer–supported Crown corporations, SUCH and the CRF are charged provincial taxes, including provincial sales tax, employer health tax, carbon tax, property transfer tax and fuel tax. These transactions are not eliminated upon consolidation and are reported on a gross basis in taxation revenue, expense, and the historical cost of tangible capital assets. The amount of these transactions cannot be reliably determined.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue, but are not considered valuation allowances.

Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts are reported as revenue when received or receivable.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Transactions where goods or services are provided for consideration include performance obligations to a specific payor. Revenue from these transactions is recognized as the performance obligations are satisfied. Transactions without performance obligations are recognized when the revenue is received or receivable.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, realized foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 151. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Financial Instruments

Financial instruments include primary instruments, such as cash, receivables, investments, payables, and debt, and derivative instruments such as interest rate swaps and currency swaps. Derivatives, portfolio investments in equities and bonds quoted in an active market, and certain other investments are measured at fair value. All other financial assets and liabilities are measured at cost or amortized cost. When a financial instrument is derecognized, a gain or loss is recognized in the Consolidated Statement of Operations. A government classifies fair value measurements using a hierarchy with the following levels:

Level 1: quoted prices in active markets for identical assets or liabilities

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability

Level 3: inputs that are not based on observable market data.

Examples include, certain portfolio investments measured using quoted prices (Level 1), derivatives measured using internal models developed from observable market data (Level 2), and certain other investments measured with inputs not based on observable market data (Level 3). Unrealized gains and losses from changes in the fair value of financial instruments are recognized in the Consolidated Statement of Remeasurement Gains and Losses. Upon settlement, cumulative gains or losses are reclassified to the Consolidated Statement of Operations.

50	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2024—Continued

1.	Significant Accounting Policies—Continued

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges, derivative financial instruments, tangible capital assets, or purchased intangible assets, acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short–term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short–term investments generally have a maturity of three months or less and are held for the purpose of meeting short–term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short–term investments recorded at the lower of cost or market value. The fair values of short–term investments approximate their carrying values because of the short–term maturity of these instruments. Warehouse Program investments are short–term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

Equity in self–supported Crown corporations and agencies represents the province’s investment (including long–term advances) in those self–supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount and sinking fund balances. Premium/discount is amortized using the effective interest rate method.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over varying terms. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Investments in equities and bonds quoted in an active market and certain other investments are recorded at fair value. Other investments are recorded at the cost of acquisition, which may be adjusted by attributed income. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments in marketable securities are recorded at fair value.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization and valuation adjustments. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight–line basis.

All significant tangible capital assets and purchased intangible assets of government organizations and operations have been capitalized. Intangible assets that are not purchased and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, documents, specimens, works of art) has been excluded from the Consolidated Statement of Financial Position. When collections are purchased, these items are expensed.

PROVINCE OF BRITISH COLUMBIA	51

PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2024—Continued

1.	Significant Accounting Policies—Continued

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis), unfunded pension liabilities, and derivative financial instruments. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight–line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re–lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt is reported at amortized cost and consists of short–term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and are adjusted for unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i)	Taxpayer–supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii)	Self–supported debt—includes the portion of debt of self–supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self–supported organizations as these entities are consolidated on the modified equity basis. Self–supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self–supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized using the effective interest rate method. Unamortized premium/discount on bonds is amortized over the life of the debt.

52	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2024—Continued

1.	Significant Accounting Policies—Continued

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long–term, fixed–term monetary assets and liabilities are reported in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. Non–monetary assets and liabilities are translated at historical rates of exchange.

Derivative Financial Instruments

The province is a party to financial instruments whose value may vary due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations, and utilizes derivative financial instruments in hedging strategies to mitigate risk. The fair value of derivative financial instruments is reported in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. The province does not use derivative financial instruments for speculative purposes. Off–balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under derivative contracts upon settlement are recognized and offset against the related interest expense.

Other Comprehensive Income

Any recognition of other comprehensive income for self–supported Crown corporations has been reflected in the equity in self–supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where there is a legal obligation to retire a tangible capital asset and a reasonable estimate of the fair value of the obligation can be determined. For assets that are not fully amortized, the associated retirement costs are capitalized as part of the carrying value and amortized over the underlying assets’ useful lives. Costs relating to obligations for fully amortized assets or assets no longer in productive use are expensed.

(e)	CHANGES IN ACCOUNTING POLICY

Adoption of Public Sector Accounting Standards PS 3400, revenue

The province adopted this standard on a retroactive basis with restatement, beginning in this fiscal year. Revenue from these transactions is recognized in the year the performance obligations are satisfied. Effects of this change to the prior year include a decrease to deferred revenue of $511 million, an increase in accounts receivable of $2 million, an increase in accumulated surplus (deficit)–beginning of the year of $586 million and a decrease to prior year revenue and surplus of $73 million.

Adoption of Public Sector Accounting Standards PS 3160, public private partnerships

The province adopted this standard on a retroactive basis without restatement, beginning in this fiscal year. The effect of this change is to increase disclosure of public private partnerships that include requirements for the partner to create infrastructure assets, provide long–term financing, and operate and/or maintain the infrastructure.

PROVINCE OF BRITISH COLUMBIA	53
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

1.	Significant Accounting Policies—Continued

Adoption of Public Sector Accounting Standards PSG–8, purchased intangibles

The province adopted this guideline on a retroactive basis with restatement, beginning in this fiscal year. Purchased intangible assets will now be recognized as non–financial assets. Effects of this change include an increase to non–financial assets of $10 million (2023: $7 million), an increase in accumulated surplus (deficit)–beginning of the year of $9 million (2023: $11 million), and an increase to amortization expense of $4 million (2023: $1 million).

2.	Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, liabilities for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investments and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

A provision for environmental clean–up is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty because the existence and extent of contamination, the responsibility for clean–up, and the timing and cost of remediation cannot be reliably estimated in all circumstances. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined. Environmental clean–up disclosure is included in Note 28.

A provision for asset retirement obligations is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty due to the long–term nature of these liabilities and often indeterminate settlement dates. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined. Asset retirement obligation disclosure is included in Note 36.

The amount of personal income tax attributable to the year can change as a result of changes in the underlying revenue assumptions, such as household income growth and tax base growth, and as a result of tax assessments and reassessments. The amount of corporate income tax attributable to the tax year can change as a result of tax assessments and reassessments in subsequent years. Tax transfer expenses related to refundable tax credits attributable to the year are also impacted by both personal income tax and corporate income tax assessments and reassessments. The variability of the final amounts attributable to the year cannot be reasonably determined.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. The amount of variability cannot be reasonably determined at this time.

54	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

2.	Measurement Uncertainty—Continued

Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual[1] Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities
Accounts Payable and Accrued Liabilities
Litigation and Arbitration	370	345	470	(25)	100
Crime Victim Assistance Program	221	190	225	(31)	4
Silviculture Liability	190	171	209	(19)	19
Employee Leave Entitlements	513	496	533	(17)	20
Long–Term Disability Special Account	533	506	560	(27)	27
Variability arises from uncertainty of the outcomes or the use of estimates.

Revenue
Taxation
Personal Income Tax	16,443	16,043	17,243	(400)	800
Corporate Income Tax	6,085	5,935	6,435	(150)	350
Employer Health Tax	2,886	2,742	3,030	(144)	144
Speculation and Vacancy Tax	87	78	96	(9)	9
Natural Resources
Logging Tax	12	7	18	(5)	6
Mineral and Mining Tax	498	397	613	(101)	115
Contributions from the Federal Government
Canada Health Transfer payments[2]	6,800	6,750	6,850	(50)	50
Canada Social Transfer payments[2]	2,259	2,243	2,275	(16)	16

Expense (Note 31)
Government Transfers
Tax Transfers	2,885	2,685	3,085	(200)	200
Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

1 Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2 Canada Health Transfer and Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA	55
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

3.	Accounts Receivable

	In Millions
	2024	2023
	$	$
Accounts receivable	4,524	4,342
Taxes receivable	3,869	3,453
Accrued interest	612	373
	9,005	8,168
Provision for doubtful accounts	(875)	(770)
	8,130	7,398

4.	Inventories for Resale

	In Millions
	2024	2023
	$	$
Properties	61	40
Miscellaneous	87	63
	148	103

Inventories for resale are charged to the statement of operations when sold. During the year, the total cost of sales was $122 million (2023: $123 million) including the effect of write–downs of $1 million (2023: $1 million). Write–downs occurred due to obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5.	Due from Other Governments

	In Millions
	2024	2023
	$	$
Government of Canada:
Current	2,049	1,272
Long–term	425
Provincial governments:
Current	29	24
Local governments:[1]
Current	89	60
Long–term	5	4
	2,597	1,360

1 Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

56	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

6.	Due from Self–supported Crown Corporations and Agencies

	In Millions
	2024	2023
	$	$
British Columbia Lottery Corporation	190	177
British Columbia Liquor Distribution Branch	115	71
UBC Properties Investments Ltd.	105	54
Great Northern Way Campus Trust	61
Columbia Power Corporation	44	47
British Columbia Hydro and Power Authority	17	44
SFU Community Trust	15	18
Vancouver Island Technology Park Trust	7	7
Heritage Realty Properties Ltd.	3	3
	557	421

See Statement of Financial Position for Self–supported Crown Corporations and Agencies on pages 102 – 103 for details.

7.	Equity in Self–supported Crown Corporations and Agencies

	In Millions
	2024				2023
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
British Columbia Hydro and Power Authority	20	7,651	(41)	7,630	7,290
Insurance Corporation of British Columbia		4,948	555	5,503	4,046
Columbia Power Corporation	26	200		226	212
British Columbia Lottery Corporation[1]		(17)	81	64	71
	46	12,782	595	13,423	11,619
Self–Supported Subsidiaries[2]
Columbia Basin Trust joint ventures[3]	941	33		974	965
British Columbia Railway Company[4]	107	137	(6)	238	231
UBC Properties Investments Ltd.		42	(7)	35	45
SFU Community Trust		10		10	13
Vancouver Island Technology Park Trust[5]	1	(2)		(1)	(4)
Great Northern Way Campus Trust[6]	71	(76)		(5)	53
Miscellaneous	1	2		3	4
	1,121	146	(13)	1,254	1,307
	1,167	12,928	582	14,677	12,926

PROVINCE OF BRITISH COLUMBIA	57
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

7.	Equity in Self–supported Crown Corporations and Agencies—Continued

	In Millions
	2024				2023
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Change in Equity in Self–supported
Crown Corporations and Agencies
Balance–beginning of year	46	10,648	633	11,327	10,918
Prior period adjustments		398	(106)	292	203
Balance–beginning of year restated	46	11,046	527	11,619	11,121
Increase (decrease) in other comprehensive income			68	68	(8)
Net earnings of self–supported Crown corporations and agencies		4,357		4,357	3,336
Dividends		(2,374)		(2,374)	(2,576)
Adjustments to dividends		(247)		(247)	(254)
Balance—end of year	46	12,782	595	13,423	11,619

Self–Supported Subsidiaries[2]
Balance–beginning of year	1,122	191	(6)	1,307	1,305
Increase (decrease) in investment	(1)			(1)	1
Increase (decrease) in other comprehensive income			(7)	(7)
Net earnings of self–supported Crown corporations and agencies		120		120	90
Dividends		(202)		(202)	(106)
Transfers (to) from deferred revenue		37		37	17
Balance–end of year	1,121	146	(13)	1,254	1,307
	1,167	12,928	582	14,677	12,926

1 Government’s proportionate share of British Columbia Lottery Corporation.

2 Self–supported subsidiaries are non–core government business enterprises that are consolidated under the modified equity method by taxpayer–supported organizations.

3 Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation.

4 A subsidiary of BC Transportation Financing Authority.

5 A subsidiary of the University of Victoria.

6 Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

See Statement of Financial Position for Self–supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self–supported Crown Corporations and Agencies on pages 102 – 105 for details.

58	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

8.	Loans, Advances and Mortgages Receivable

	In Millions
	2024	2023
	$	$
Loans and Advances
Land tax deferment loans	2,133	1,900
Construction loans to social housing projects	1,318	1,222
BC student loans	1,285	1,120
Note receivable	625	618
Miscellaneous	318	211
	5,679	5,071
Provision for doubtful accounts	(334)	(324)
	5,345	4,747
Mortgages Receivable
Reconstruction Program	15	17
Provision for doubtful accounts	(1)	(1)
	14	16
	5,359	4,763

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government and there is a different interest rate between the two programs. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse or adding a current spouse to title. Land Tax Deferment Loans are secured by registered charge on title.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer–supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short–term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

The BC Student Loan Program provides funding in the form of interest–free repayable loans to students for post secondary education leading toward a credential. Amortization of the loans is set on repayment commencement by the borrower. Most periods are 114 months in length but borrowers can extend that amortization to a maximum of 174 months if minimum payment requirements have been met. Defaulted loans are due on demand. The Ministry of Finance also administers defaulted student loans issued by financial institutions under a guaranteed or a risk sharing agreement with the province.

The note receivable is due to a sale of property by Providence Health Care Society.

Miscellaneous loans include housing and other loans receivable issued by The University of British Columbia of $49 million (2023: $48 million) in accordance with the University’s Housing Action Plan, bearing interest of nil or at the Canada Revenue Agency’s prescribed interest rate, with maturities up to 30 years, commercial loans of $34 million (2023: $33 million) issued by Columbia Basin Trust bearing interest of 3.65% to 10.70% maturing by 2049 and loans of $18 million (2023: $19 million) issued by University of Victoria to subsidiary government business enterprises bearing interest of 5.13% to 9.20% maturing by 2030.

PROVINCE OF BRITISH COLUMBIA	59
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

8.	Loans, Advances and Mortgages Receivable—Continued

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work. The financial assistance includes interest free loans as well as guarantees and interest subsidies of those loans provided by lenders outside of the government reporting entity. No new applicants under the program were being accepted after July 31, 2009. Financial assistance is secured by registered mortgages.

9.	Other Investments

	In Millions
	2024	2023
	$	$
Pooled investment portfolios	3,051	2,804
Equity investments	596	637
Municipal, corporate and other bonds	152	133
Provincial government bonds	78	70
British Columbia Ferry Services Inc.	75	75
Commercial loans and investments	15	14
Government of Canada bonds	1	17
Miscellaneous	600	616
	4,568	4,366

Investments in equities and bonds traded on active markets and certain other investments are recognized at fair market value. All other investments are recognized at cost.

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a historical cost of $2,654 million (2023: $2,811 million).

Equity investments have a historical cost of $374 million (2023: $417 million). They include investments in Canadian, United States (U.S.) and international equity markets.

Municipal, corporate and other bonds have a historical cost of $158 million (2023: $138 million) with yields ranging from 1.10% to 8.50%. Maturity dates range from April 1, 2024 to January 15, 2084.

Provincial bonds of various provinces have a historical cost of $85 million (2023: $77 million) with yields ranging from 1.54% to 7.60%. Maturity dates range from April 17, 2024 to October 17, 2054.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non–voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Commercial loans and investments are recorded at the cost of acquisition adjusted by attributed income. Commercial loans and investments include Columbia Basin Trust’s $15 million (2023: $14 million) investment in power developments and other investments.

Government of Canada bonds have a historical cost of $1 million (2023: $17 million) with yields ranging from 0.50% to 5.75%. Maturity dates range from September 1, 2025 to December 1, 2064.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The historical cost of miscellaneous investments is $589 million (2023: $616 million).

60	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

10.	Sinking Fund Investments

	In Millions
	2024	2023
	$	$
Sinking fund investments related to taxpayer–supported debt	168	219
Sinking fund investments related to self–supported debt	323	302
	491	521

	In Millions
	2024	2023
	$	$
Provincial government bonds	477	515
Pooled investment portfolios	14	1
Local government bonds		5
	491	521

Sinking fund investments are recorded at fair market value.

Provincial bonds of various provinces have a historical cost of $510 million, with yields ranging from 3.92% to 5.60%. Maturity dates range from May 14, 2024 to June 18, 2050.

Pooled investment portfolios have a historical cost of $14 million. These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short–term unitized funds that hold money market instruments.

Local government bonds mainly consist of debt issued by the Municipal Finance Authority of British Columbia. As at March 31, 2024, no local government bonds were held (2023: $5 million).

Sinking fund investments related to self–supported debt include Province of British Columbia bonds with a carrying value of $108 million (2023: $104 million).

11.	Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2024	2023
	$	$
British Columbia Hydro and Power Authority	29,248	26,667
Columbia Basin Trust joint ventures[1]	945	957
Columbia Power Corporation	266	270
British Columbia Lottery Corporation	110	140
Improvement districts	3	3
	30,572	28,037

1Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

PROVINCE OF BRITISH COLUMBIA	61
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

12.	Accounts Payable and Accrued Liabilities

	In Millions
	2024	2023
	$	$
Accounts payable	8,051	9,670
Other accrued estimated liabilities[1]	5,915	5,090
Asset retirement obligations[2]	1,848	1,870
Accrued interest on debt	1,021	754
	16,835	17,384

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims as disclosed in Note 28.

2See Asset Retirement Obligations disclosed in Note 36.

13.	Employee Future Benefits

	In Millions
	2024	2023
	$	$
Vacation, compensatory time off, sick bank	1,714	1,493
Retirement allowance	879	831
Long–term disability	486	469
Worker compensation benefits	264	219
Post–retirement benefits	225	222
	3,568	3,234

There are a variety of employee benefit plans across the reporting entity with different terms that provide for post–employment benefits, compensated absences, and termination benefits. The cost of benefits is recognized in the periods the employee provides service. A liability is recognized for benefits that do not vest or accumulate when an event that obligates the province to pay benefits occurs.

The retirement allowance includes actuarially determined liabilities. As at March 31, 2024, unamortized actuarial losses (gains) from actuarial estimates performed every three years were $2 million (2023: $17 million). During the year, the amount of benefits paid was $56 million (2023: $53 million).

Amounts recorded in the financial statements relating to long–term disability benefits represents the actuarial estimate for future payments based on claims ongoing at year–end.

Worker compensation benefits represent the actual premiums and claims costs accruing to WorkSafeBC for the year.

Post–retirement benefits include amounts accrued for non–pension retiree and early retirement benefits.

62	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

14.	Due to Other Governments

	In Millions
	2024	2023
	$	$
Government of Canada:
Current	1,258	2,760
Provincial governments:
Current	26	17
Local governments:[1]
Current	242	331
	1,526	3,108

1 Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

15.	Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2024	2023
	$	$
Columbia Basin Trust joint ventures[1]	610	619
Great Northern Way Campus Trust	10	9
Trust funds	12	15
	632	643

1Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

16.	Deferred Revenue

	In Millions
	2024	2023
	$	$
Deferred restricted contributions (see table)	12,513	11,953
Unearned lease revenue	1,312	1,297
Tuition	676	680
Water rentals and recording fees	103	135
Miscellaneous	449	429
	15,053	14,494

Unearned lease revenue represents lease payments received in advance. Revenue is recognized as the performance obligations are met over the term of the lease.

PROVINCE OF BRITISH COLUMBIA	63
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

16. Deferred Revenue—Continued

Deferred Restricted Contributions are those contributions received from external sources that are restricted through legislative or contractual stipulations for the purpose of program delivery. These deferred contributions are reduced and recognized as revenue when the stipulations of the contribution agreement are satisfied.

		In Millions
	Revenue Recognition	2024	2023
	(Years)	$	$
Restricted Contributions from the Federal Government
Build Canada fund for highway and transportation infrastructure	3–100	2,168	2,141
Infrastructure and economic diversification	20–50	1,034	880
Operating contributions for other sectors	1–12	982	744
Operating contributions for the education sector	1–12	561	553
Emergency response and recovery assistance	1–12	334	695
Strategic infrastructure fund investments in post–secondary institutions	3–40	410	399
Miscellaneous contributions for post–secondary institutions	1–40	66	72
Regional services and facilities in the health sector	3–40	35	41
Miscellaneous contributions for transportation infrastructure	1–40	1	12
Miscellaneous contributions from the federal government	1–40	9	2

Restricted Contributions from Municipal Sources
Regional hospital districts for equipment and facilities	3–40	1,497	1,345
Bylaw capital funding for schools	3–40	177	162
Operating contributions for the transportation sector	1–12	99	94
Municipal transportation infrastructure funding	3–77	68	69

Restricted Contributions from Other Sources
Health endowments and other contributions	5–50	2,143	2,159
Education endowments	30	1,922	1,685
Operating contributions for the education sector	1–12	620	590
Operating contributions for the health sector	1–12	119	71
Operating contributions for the other sector	1–12	15	29
Miscellaneous contributions from other sources	5–50	253	210
		12,513	11,953

Impact to revenue for the next five fiscal years and thereafter is estimated to be:

In Millions
$
2025	2,496
2026	1,017
2027	679
2028	653
2029	1,057
Thereafter	6,611
Total deferred restricted contributions	12,513

64	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

17. Employee Pension Plans

Joint trusteed plans

The province contributes to four pension plans for substantially all of its employees. The four pension plans are the Public Service Pension Plan, the Municipal Pension Plan, the Teachers’ Pension Plan and College Pension Plan. The plans provide basic pensions based on length of service, highest five–year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

The Public Service, Municipal, Teachers’ and College pension plans are joint trusteed plans. Under the joint trust agreements, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. The province participates as a plan employer in each plan. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The BC Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers.

The reported net assets or net obligations of the pension plans are administered under joint trust arrangements. The province has no claim on accrued asset amounts. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2023/24 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market–related value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long–term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

Key actuarial assumptions, data and dates:

	Public Service Pension Plan	Municipal Pension Plan	Teachers’ Pension Plan	College Pension Plan
Date of actuarial valuation	Mar 31/23	Dec 31/21	Dec 31/20	Aug 31/21
Date of audited financial statements	Mar 31/23	Dec 31/22	Dec 31/22	Aug 31/23
Expected long–term rate of return used as discount rate	6.00%	6.00%	5.75%	6.00%
Expected average remaining service life of employee group	10.2 years	10.5 years	12.1 years	8.7 years
Normal actuarial cost used in extrapolations	16.10%	16.80%	17.24%	17.39%
Basic benefits paid during the plan’s fiscal year (in millions)	$1,349	$2,389	$1,385	$265
Total contribution rate for basic benefits (members and employers)	14.20%	15.08%	18.34%	16.88%
Assumed rate of salary escalation	3.25%	3.25%	3.25%	3.25%
Current benefit accrual rate	1.95%	1.90–2.12%	1.90%	2.00%
Entry–age normal cost rate–basic account	16.06%	15.49%	17.01%	16.83%
Market value of plan net assets at latest financial statement date (in millions)	$32,631	$40,639	$29,317	$5,675

Actuarial assumptions are decisions of the individual pension boards and have been collected from the latest audited financial statements and actuarial valuation of each pension plan. The audited financial statements, actuarial valuations, and joint trust agreements of each pension plan listed may be found at www.pensionsbc.ca outside these audited statements.

PROVINCE OF BRITISH COLUMBIA	65
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

17. Employee Pension Plans—Continued

Accrued net obligation (asset) table:

The estimated financial position as at March 31, 2024, for the basic pension in each joint trusteed plan is as follows:

			In Millions
	Public Service Pension Plan	Municipal Pension Plan	Teachers’ Pension Plan	College Pension Plan	Total
	$	$	$	$	$
Accrued benefit obligation	27,433	39,206	26,644	5,406	98,689
Pension fund assets	34,789	46,607	30,333	5,957	117,686
	(7,356)	(7,401)	(3,689)	(551)	(18,997)
Unamortized actuarial gain (loss)	3,893	3,195	2,211	119	9,418
Accrued net obligation (asset)	(3,463)	(4,206)	(1,478)	(432)	(9,579)

Attributable to the province	(1,731)	(2,103)	(739)	(216)	(4,789)
Valuation adjustment	1,731	2,103	739	216	4,789
Province’s reported net obligation	0	0	0	0	0

The province is obligated under labour contracts to provide retirement benefits for its employees through contributions to these pension plans. Contribution rates are adjusted to reflect the results of the triennial actuarial valuation of each plan. The province contributes approximately 50% of the total contributions for these plans; therefore, the province’s accrued net obligation is 50%. An accrued net obligation will not result in a payment to the plan, but will be addressed through increased contributions over time.

The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2023 for each plan are: the Public Service Pension Plan 7.5% (2023: (3.2%)), the Municipal Pension Plan 7.7% (2023: (3.4%)), the Teachers’ Pension Plan 7.6% (2023: (3.3%)), and the College Pension Plan 8.0% (2023: (4.1%)).

The province’s share includes contributions for all participants in the government reporting entity. When the plans are in an accrued net asset position for accounting purposes, pension expense for the period is equal to employer contributions. Total employer contributions this year for each plan are: the Public Service Pension Plan $583 million (2023: $514 million), the Municipal Pension Plan $1,128 million (2023: $954 million), the Teachers’ Pension Plan $465 million (2023: $428 million), and the College Pension Plan $143 million (2023: $125 million).

66	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

17. Employee Pension Plans—Continued

Other pension plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity and are included in other investments in Note 9. Total employer contributions this year for each plan are: Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan $33 million (2023: $29 million), the University of Victoria’s pension plan for employees other than faculty and professional staff $7 million (2023: $6 million), and Canadian Blood Services’ pension plan for regular employees $3 million (2023: $2 million). Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province’s interest in the plan.

The estimated financial position as at March 31, 2024, for the other pension plans is as follows:

	In Millions
	Simon Fraser University Pension Plan	University of Victoria Pension Plan	Canadian Blood Services Pension Plan	Total
	$	$	$	$
Accrued benefit obligation	488	274	87	849
Pension fund assets	554	340	87	981
	(66)	(66)	0	(132)
Unamortized actuarial gain (loss)	(48)	16		(32)
Accrued net obligation (asset)	(114)	(50)	0	(164)

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. Total employer contributions this year for each plan are: British Columbia Hydro and Power Authority $57 million (2023: $51 million), British Columbia Lottery Corporation $16 million (2023: $14 million), and the Insurance Corporation of British Columbia (ICBC) $33 million (2023: $38 million). Net assets or net liabilities of the pension funds are included in the equity balance of the particular Crown corporation or agency in Note 7.

The estimated financial position as at March 31, 2024, for the pension plans of commercial Crown corporations is as follows:

	In Millions
	BC Hydro Pension Plan	ICBC Pension Plan	BC Lottery Pension Plan	BC Railway Pension Plan	Total
	$	$	$	$	$
Accrued benefit obligation	5,460	2,733	420	19	8,632
Pension fund assets	4,944	2,969	453	16	8,382
Accrued net obligation (asset)	516	(236)	(33)	3	250

PROVINCE OF BRITISH COLUMBIA	67
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

18. Taxpayer–supported Debt1

	In Millions
	Year of maturity	Canadian dollar	U.S. dollar[2]	Other currencies[2]	2024	2023
		$	$	$	$	$
Short–term promissory notes	2024				0	3,519
	2025	5,425	1,912		7,337	0
Notes, bonds and debentures	2024				0	3,342
	2025	1,534	1,663	712	3,909	3,896
	2026	3,841		350	4,191	4,190
	2027	1,095	4,110	170	5,375	5,375
	2028	2,088			2,088	2,087
	2029	874	2,757		3,631	913
	2030–2034	14,454	5,191	392	20,037	14,484
	2035–2039	5,632		2,103	7,735	3,879
	2040–2044	4,902		860	5,762	5,492
	2045–2049	3,443		458	3,901	3,900
	2050–2054	9,814		1,532	11,346	8,446
	2055–2059	130			130	130
	2060–2064	181			181	181
Capital leases	2024–2047	165			165	170
Total debt issued		53,578	15,633	6,577	75,788	60,004

Unamortized premium (discount)					(222)	98
Unrealized foreign exchange (gain) loss[3]					436	416
Total taxpayer–supported debt					76,002	60,518

The effective interest rates (weighted average) as at March 31 on the above debt are:
2024					3.75%
2023						3.47%

1 The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2 Foreign currency denominated debt as at March 31, 2024 includes USD$11,919 million which was fully hedged to CAD$15,632 million; 100 million Swiss Francs was fully hedged into CAD$96 million; 3,723 million EURO was fully hedged to CAD$5,464 million, $1,018 million AUD was fully hedged to CAD$1,017 million.

3 The foreign currency denominated debt translated to apply exchange rates as at March 31, 2024, includes USD$11,919 million converted to CAD$16,150 million; 100 million Swiss Francs converted into CAD$150 million; 3,723 million EURO converted to CAD$5,447 million; and $1,018 million AUD converted to CAD$899 million.

68	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

18. Taxpayer–supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $2,158 million (2023: $2,459 million) at a weighted average interest rate of 4.06% (2023: 4.25%). These debentures mature at various dates from April 2, 2024 to July 12, 2049 with interest rates varying between 1.98% and 5.69%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $13 million (2023: nil) Canada Pension Plan debentures were issued.

Mortgages

Balances include mortgages totalling $177 million (2023: $191 million) secured by land and buildings. The carrying value is $295 million (2023: $260 million).

Other debt

Balances include $774 million (2023: $775 million) in other loans.

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
$
2025	4,308
2026	4,188
2027	5,344
2028	2,078
2029	3,624
2030–2064	48,948
Total of stated minimum payments	68,490

Capital lease obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with remaining terms between 1 year and 23 years, with interest rates ranging between nil and 10.17%.

Major leases include: Ministry of Citizens’ Services capital lease obligation for office space in Capital Park of $83 million (2023: $87 million), with a weighted average interest rate of 3.97% and maturing March 1, 2040, Thompson Rivers University lease agreements for land and student residences of $33 million (2023: $34 million), with a weighted average interest rate of 5.14% and maturing August 31, 2047, and British Columbia Institute of Technology capital lease obligation for the building at Annacis Island Campus of $23 million (2023: $22 million), with a weighted average interest rate of 4.00% and maturing July 31, 2044.

PROVINCE OF BRITISH COLUMBIA	69
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

18. Taxpayer–supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
$
2025	24
2026	21
2027	16
2028	14
2029	5
2030–2047	157
Total minimum lease payments	237
Less imputed interest	(72)
Total capital lease liability	165

Public private partnership obligations

Public Private Partnerships (P3) are long–term contractual agreements that require a public partner to finance, build and operate and/or maintain an infrastructure asset while the province retains ownership and control over the asset.

The tangible capital asset and the related debt are recognized concurrently during construction of the infrastructure asset. The present value of the minimum debt payments using an interest rate implicit to the agreement is the capital cost of the asset.

P3 arrangements exist across the reporting entity for buildings, such as health, post–secondary, housing, correctional facilities, and highway infrastructure, with different key rights and obligations with each public partner. Significant P3 arrangements include Abbotsford Regional Hospital and Cancer Centre, Sea–to–Sky Highway and Campbell River and Comox Valley Hospitals.

			In Millions
	Term	Interest rate	Debt remaining	Interest payments	Operating / maintenance payments	Asset net book value
	Years	%	$	$	$	$
Health	30–40	5–15	1,742	1,422	2,738	2,489
Education	30	5	52	33	102	105
Other	18	7	51	14	14	108
Transportation	20–30	7–9	539	199	499	1,396
Protection of persons and property	20–30	5–8	219	180	303	328
Total			2,603	1,848	3,656	4,426

70	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

19. Self–supported Debt1

	In Millions
	Year of maturity	Canadian dollar	U.S. dollar[2]	Other currencies[2]	2024	2023
		$	$	$	$	$
Short–term promissory notes	2024				0	2,928
	2025	3,041	1,840		4,881	0
Notes, bonds and debentures	2024				0	200
	2025				0	0
	2026	900	651	391	1,942	1,939
	2027	850			850	850
	2028	1,000			1,000	1,000
	2029	1,500			1,500	1,500
	2030–2034	5,460		200	5,660	5,210
	2035–2039		378		378	378
	2040–2044	3,273			3,273	3,273
	2045–2049	6,595			6,595	6,595
	2050–2054	4,861			4,861	4,411
	2055–2059	60			60	60
	2060–2064	50			50	50
Total debt issued at face value		27,590	2,869	591	31,050	28,394

Unamortized premium (discount)					(139)	(118)
Unrealized foreign exchange (gain) loss[3]					58	56
Total self–supported debt					30,969	28,332

The effective interest rates (weighted average) as at March 31 on the above debt are:

2024					3.64%
2023						3.20%

1 The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2 Foreign currency denominated debt as at March 31, 2024 includes USD$2,162 million (CAD$2,869 million), of which USD$1,935 million was fully hedged to CAD$2,559 million and USD$227 million was unhedged (CAD$310 million), and 402 million EURO was fully hedged to CAD$591 million.

3 The foreign currency denominated debt adjustment to exchange rates as at March 31, 2024, includes USD$2,162 million converted to CAD$2,930 million; and 402 million EURO converted to CAD$588 million.

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $223 million (2023: $223 million) at a weighted average interest rate of 3.34% (2023: 3.34%). These debentures mature at various dates from May 8, 2042 to July 10, 2042, with interest rates varying between 3.22% and 3.54%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2023: nil).

PROVINCE OF BRITISH COLUMBIA	71
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

19. Self–supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
$
2025
2026	1,942
2027	850
2028	1,000
2029	1,500
2030–2064	20,877
Total of stated minimum payments	26,169

20. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, managing its existing debt portfolio to achieve the lowest debt costs within specified risk parameters, and through its selected investment managers invests funds in both domestic and foreign capital markets. The province is exposed to risks such as fluctuations in interest and foreign exchange rates, credit risk, liquidity risk, and market price risk. In accordance with the risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of means to manage risk, including the use of derivative financial instruments to hedge the exposure to these risks.

Derivative financial instruments

A derivative financial instrument is a financial contract with a counterparty that is applied to hedge against interest rate or foreign exchange risk. Derivatives used by the province include interest rate swaps, cross–currency swaps, and forward foreign exchange contracts. Swaps are legal contracts under which the province agrees with another party to exchange cash flows based on the notional amounts.

Notional and fair value of derivative financial instruments

Interest rate fluctuations impact floating rate interest payments and the corresponding market value of the interest rate swaps. Foreign exchange fluctuations impact the carrying value of foreign currency debt and correspondingly the carrying value of foreign currency derivatives. The change in debt due to foreign currency and interest rate fluctuations approximate the change in market value of the associated derivative immediately prior to maturity.

Most foreign currency denominated debt is fully hedged to Canadian dollars to eliminate exposure to future fluctuation in exchange rates. Despite a perfectly functioning hedge relationship, throughout the life of these bonds and associated derivatives the impacts are not perfectly offsetting in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses. This volatility is not realized in the Consolidated Statement of Operations.

72	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

20. Risk Management and Derivative Financial Instruments—Continued

The following table presents the outstanding notional and fair values of the province’s derivative instruments. The notional values indicate the volume of outstanding derivative contracts employed. The fair value of derivatives is reported in the Consolidated Statement of Financial Position and in the Consolidated Statement of Remeasurement Gains and Losses.

	In Millions
	Taxpayer–supported portfolio				Self–supported portfolio
	Cross– currency	Interest rate	Forward foreign exchange		Cross– currency	Interest rate	Forward foreign exchange		2024	2023
	swaps	swaps	contracts	Sub–total	swaps	swaps	contracts	Sub–total	Total	Total
	$	$	$	$	$	$	$	$	$	$
Total notional values	20,340	1,897	1,912	24,149	591	2,875	2,559	6,025	30,174	20,192

Fair values
Derivative assets	345	81	13	439		217	42	259	698	663
Derivative liabilities	(1,003)	(190)	(2)	(1,195)	(17)	(21)	(4)	(42)	(1,237)	(1,031)
Net Derivative Assets / (Liabilities)				(756)				217	(539)	(368)

Undiscounted cashflows for derivative instruments1

The table below shows maturities and cash inflows and outflows of the province’s derivative instruments. Cross–currency swaps and forward foreign exchange contracts are utilized to mitigate foreign currency risk on foreign currency debt payments, and interest rate swaps are utilized to mitigate interest rate risk on floating debt payments, as the cash inflows from these derivatives will offset the debt payment outflows.

In Millions
	Cross currency swaps				Interest rate swaps		Forward foreign exchange contracts
Year of maturity	Principal outflows	Principal inflows	Interest outflows	Interest inflows	Interest outflows	Interest inflows	Principal outflows	Principal inflows
	$	$	$	$	$	$	$	$
2025	(2,416)	2,349	(637)	469	(95)	66	(3,752)	3,769
2026	(741)	732	(583)	458	(75)	65	(436)	465
2027	(4,280)	4,554	(525)	424	(56)	61
2028			(486)	394	(47)	57
2029	(2,757)	2,710	(483)	393	(39)	46
2030–2034	(5,784)	6,067	(1,634)	1,146	(173)	146
Thereafter	(4,953)	4,938	(1,377)	459	(347)	221	(283)	311
Total	(20,931)	21,350	(5,725)	3,743	(832)	662	(4,471)	4,545

1 Future foreign payments paid or received are converted to Canadian dollars using the March 31, 2024 foreign exchange rates.

PROVINCE OF BRITISH COLUMBIA	73
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. These types of derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $49,532 million (2023: $36,751 million), allow floating rate exposure up to 45.00% (2023: 45.00%) of this portion of the taxpayer–supported debt. At March 31, 2024, floating rate debt exposure was 17.97% (2023: 14.23%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 25.00% (2023: 25.00%) of their debt that totals $29,328 million (2023: $26,667 million). At March 31, 2024, floating rate debt exposure for BC Hydro was 16.00% (2023: 10.80%) of their debt.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2024, a one percent change in interest rates would impact the annual debt servicing expense by $106 million (2023: $68 million) for the taxpayer–supported debt portfolio and $49 million (2023: $29 million) for the self–supported debt portfolio.

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross–currency swaps and forward foreign exchange contracts) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows and by locking the future foreign currency rate.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $49,532 million (2023: $36,751 million), allow unhedged foreign debt exposure up to 10.00% (2023: 10.00%) of this portion of the taxpayer–supported debt. At March 31, 2024, there was no unhedged foreign debt exposure of the government direct debt portfolio (2023: nil).

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2023: 5.00%) of its debt, which totals $29,328 million (2023: $26,667 million). At March 31, 2024, there was minimal unhedged foreign debt in U.S. dollars.

Based on the taxpayer–supported and self–supported debt portfolios at March 31, 2024, a one cent change in the Canadian dollar versus the U.S. dollar would not impact the annual debt servicing costs (2023: nil) for the taxpayer–supported portfolio; however, it would impact the self–supported debt portfolio by $1 million (2023: $1 million).

74	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2024—Continued

20.	Risk Management and Derivative Financial Instruments—Continued

Approximately 24% of the province’s debt, or $26,165 million (2023: $16,020) is foreign currency debt. With a 1% change in the Canadian dollar against all other currencies, there would be a potential unrealized gain (loss) of $262 million (2023: $160 million). The table below summarizes the province’s exposure to foreign currency debt:

	In Millions
	Carrying value (CAD)	Sensitivity
	$	$
U.S. dollars	19,080	191
Euros	6,036	60
Australian dollar	899	9
Swiss Franc	150	2
Total foreign currency debt	26,165	262

Although throughout the life of a foreign currency debt and associated derivative these impacts on foreign exchange fluctuations are not perfectly offsetting, the volatility is never realized as the swaps are not terminated until maturity.

Credit risk

Credit risk is the risk that the province will incur financial losses due to a derivative counterparty defaulting on its financial obligations. In accordance with the government’s policy guidelines, the province reduces its counterparty credit risk by trading only under Credit Support Annexes where derivative exposures are covered by a regular exchange of collateral. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

The province implements Credit Support Annex agreements for all derivative type transactions, including cross–currency and interest rate swaps, to mitigate exposure to counterparty default risk. Under the terms of these agreements, the province may be required to pledge or receive eligible collateral with its counterparties. These amounts will be returned to or from the counterparties when there are no longer any outstanding obligations.

PROVINCE OF BRITISH COLUMBIA	75

PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2024—Continued

20.	Risk Management and Derivative Financial Instruments—Continued

The province’s gross credit risk exposure is the amount of loss that would occur if all counterparties to contracts in an unrealized gain position were to default at once, and the contracted netting provisions (derivatives in an unrealized loss position for those counterparties) were not enforced. Net credit exposure is the loss net of the permitted offset for provisions with unrealized losses. Net credit risk exposure is the potential loss after allowing for collateral balances received from counterparties. The following table provides net credit risk exposure.

	In Millions
	2024	2023
	$	$
Gross credit risk exposure	698	663
Less: netting provisions	(610)	(477)
Net credit risk exposure (before collateral)	88	186
Less: collateral received	(80)	(184)
Net credit risk exposure (after collateral)	8	2

Total collateral held consists of $389 million (2023: $351 million) net cash paid which is included in accounts receivable (see Note 3) and $324 million (2023: $434 million) of securities received, which have not been recognized in the financial statements as it is pledged by counterparties and held by a third party until the derivative transaction is completed or default occurs.

Liquidity risk

The province utilizes a cash management framework to ensure that cash is available where and when it is needed while minimizing the cost of cash and maximizing returns on temporary balances. The province forecasts all cash inflows and outflows, including debt and the related derivatives maturities, for the full current fiscal year and the following two fiscal years. The forecast is for each business day and is revised daily based on actual flows, analysis of current trends, historical patterns, and emerging market conditions.

Market price risk

The province is committed to generating long–term investment returns that meet or exceed targets and benchmarks without unnecessary risk. The province is exposed to market price risk on its portfolio investments, and utilizes strategies such as diversification and the selection of only high–quality investment assets to mitigate this exposure.

21.	Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 43) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

76	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2024—Continued

22.	Tangible Capital Assets

	In Millions
	2024	2023
	$	$
Land and land improvements	6,951	6,220
Buildings (including tenant improvements)	33,545	30,232
Highway infrastructure	16,098	15,099
Transportation equipment	3,926	3,507
Computer hardware and software	2,464	2,299
Other	2,599	2,461
	65,583	59,818

See Consolidated Statement of Tangible Capital Assets on page 106.

The estimated useful lives of the more common tangible capital assets are: buildings (3–90 years); highway infrastructure (3–90 years); transportation equipment (including rapid transit, ferries and related infrastructure) (15–100 years); computer hardware and software (1–18 years); major software systems (1–18 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1–30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements (2–40 years) are amortized over the lesser of the lease term and the life of the asset.

Tangible capital assets include infrastructure assets under public private partnership agreements as disclosed in Note 18.

BC Transportation Financing Authority (BCTFA) assets include capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These capital assets under lease consist of land, land improvements, interests in land, park and ride facilities, stations, guideways, rolling stocks and other assets related to the SkyTrain system, including the Millennium Line, Evergreen Line, the Expo Line SkyTrain systems and the West Coast Express. These assets are made available for use by SCBCTA under operating lease arrangements for a nominal lease amount pursuant to an Order in Council and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area.

The Expo Line and Millennium Line Use Agreements expire in January 2025 and may be renewed, if mutually agreed, for successive five year terms as long as the assets remain a part of the Greater Vancouver regional transportation system. The net book value of these assets is $2,166 million (2023: $2,215 million).

The province received donations of tangible capital assets during the year of $5 million (2023: $29 million).

PROVINCE OF BRITISH COLUMBIA	77

PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2024—Continued

23.	Restricted Assets

	In Millions
	2024	2023
	$	$
Endowment funds	2,352	2,224

Donors provide contributions that are invested in various financial instruments. Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer–supported Crown corporations. One restriction is that the original contribution should not be spent. Endowment agreements may also require that a portion of investment income be used to offset the eroding effect of inflation or preserve the original value.

24.	Prepaid Program Costs

	In Millions
	2024	2023
	$	$
Prepaid program costs	1,233	1,104

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not–for–resale items held by taxpayer–supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2024, the total inventories held for use or consumption was $538 million (2023: $522 million). During the year, the total expense due to the consumption of inventories was $1,976 million (2023: $2,187 million) including the effect of write–downs of $21 million (2023: $168 million).

25.	Other Assets

	In Millions
	2024	2023
	$	$
Other deferred costs	468	243

Other deferred costs include funds held by a service provider to provide group health and welfare benefits on behalf of health authorities, affiliates and community social service organizations. As at March 31, 2024, the actuarial valuation estimated fund assets were $1,635 million (2023: $1,348 million) and accrued benefit obligations were $1,170 million (2023: $1,115 million).

78	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements
for the Fiscal Year Ended March 31, 2024—Continued

26.	Accumulated Surplus (Deficit)

	In Millions
	2024	2023
	$	$
Accumulated surplus (deficit)—before remeasurement gains and losses—beginning of year as previously reported[1]	2,905	2,211
Adjustments to accumulated surplus (deficit)[2,3]	917	655
Accumulated surplus (deficit)—beginning of year as restated	3,822	2,866
Surplus (deficit) for the year[4]	(5,035)	956
Accumulated surplus (deficit)—before remeasurement gains and losses	(1,213)	3,822
Effect of remeasurement gains and (losses)	(408)	(372)
Accumulated surplus (deficit)—end of year	(1,621)	3,450

[1] The opening accumulated surplus (deficit) figures for April 1, 2023 and April 1, 2022 are reported before remeasurement gains and losses.
[2] During 2023/24, adjustments were made to the opening accumulated surplus for 2022/23 for the following items:
Adoption of the revenue accounting standard	586
ICBC’s adoption of IFRS 9 Financial Instruments and IFRS 17 Insurance Contracts	70
Adoption of the purchased intangibles accounting guideline	9
Adjustment for the adoption of the financial instruments accounting standard	(10)
Total	655
[3] During 2023/24, adjustments were made to the opening accumulated surplus for 2023/24 for the following items:
Adoption of the revenue accounting standard	512
ICBC’s adoption of IFRS 9 Financial Instruments and IFRS 17 Insurance Contracts	399
Adoption of the purchased intangibles accounting guideline	6
Total	917
[4] During 2023/24, adjustments were made to the reported surplus figure for the 2022/23 fiscal year as follows:
ICBC’s adoption of IFRS 9 Financial Instruments and IFRS 17 Insurance Contracts	328
Adoption of the revenue accounting standard	(73)
Adjustment for the adoption of the financial instruments accounting standard	(2)
Adoption of the purchased intangibles accounting guideline	(1)
Total	252

PROVINCE OF BRITISH COLUMBIA	79
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

27.	Contingent Assets and Contractual Rights

(a) UNRECOGNIZED ASSETS

Intangible assets that are not purchased and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Land inherited by right of the Crown is capitalized at a nominal value of one dollar. The value of collections (e.g. artifacts, specimens, works of art, and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

(b) CONTINGENT ASSETS

The province has contingent assets where the estimated amount is, or exceeds, $100,000 and the occurrence of the confirming future event is likely.

	In Millions
	2024	2023
	$	$
Litigation settlements	1
Miscellaneous	1
	2	0

(c) CONTRACTUAL RIGHTS

Contractual rights are future–oriented financial information based on multi–year contracts the government has entered into that will become assets and revenue when terms of the contracts are met. The following table presents contractual rights that are greater than $50 million, by sector, by year.

	In Millions
	2025	2026	2027	2028	2029	2030 and beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Education	12	10	9	8	6	11	56
Social services	45	45					90
Natural resources and economic development	216	204	203	180	181	4,054	5,038
Protection of persons and property	27	29	29				85
Transportation	566	720	449	262	210	53	2,260
General government	421	437	405	406	401	2,390	4,460
	1,287	1,445	1,095	856	798	6,508	11,989
Self–supported Crown corporations and agencies
Natural resources and economic development	347	271	256	236	242	4,203	5,555
Protection of persons and property	18	17	15	11	9	16	86
	365	288	271	247	251	4,219	5,641
Total	1,652	1,733	1,366	1,103	1,049	10,727	17,630

80	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

27.	Contingent Assets and Contractual Rights—Continued

The following table presents amounts provided in multi–year government transfer agreements that are greater than $50 million, by sector, by year. These government transfers may be authorized by the federal government in the future.

	In Millions
	2025	2026	2027	2028	2029	2030 and beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	571	570	163	81			1,385
Education	133	103	87	47			370
Social services	1,162	1,009					2,171
Other	153	52	37	23	27		292
Natural resources and economic development	17	17	17	18			69
Transportation	33	33	33	33	32	1,116	1,280
Total	2,069	1,784	337	202	59	1,116	5,567

28.	Contingent Liabilities and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2024 was $398 million (2023: $398 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2024 totalled $15 million (2023: $15 million). See Consolidated Statement of Guaranteed Debt on page 107 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2024	2023
	$	$
Tax disputes	77	64
Property access disputes	30	30
Contract disputes	24	33
Damage to persons or property	5	3
Negligence and miscellaneous	4,459	1,794
	4,595	1,924

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2024 was $342 million (2023: $117 million).

PROVINCE OF BRITISH COLUMBIA	81
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

28.	Contingent Liabilities and Contractual Obligations—Continued

Tax Appeals

The province has received appeals under various tax statutes totalling $253 million (2023: $201 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

Environmental Clean–up

The province is responsible for the remediation of numerous contaminated sites in the province that are no longer in productive economic use.

For sites where the province is directly responsible or has assumed responsibility for remediation, the following provision for future clean–up costs has been accrued based on preliminary environmental assessments, or estimations for those sites where an assessment has not been conducted. The provision is recorded as an accrued liability (see Note 12).

	In Millions
	2024	2023
	$	$
Mine sites	359	348
Transportation infrastructure	45	33
Industrial sites	23	25
Salt sheds	5	5
Maintenance yards	4	5
Pulp mills	2	1
Miscellaneous	93	96
	531	513

This provision for future clean–up costs is an estimate of the minimum remediation costs for known sites where an assessment has been conducted, or where available information on sites is sufficient to estimate the costs. Where information is not available to make an estimate, costs are extrapolated from the estimated costs of similar sites. The undiscounted estimated costs for sites that require ongoing remediation, monitoring or maintenance is $126 million. Where settlement dates are known, these costs are discounted using the province’s estimated weighted average cost of capital at periodic evaluation dates. As at March 31, 2024, the weighted average cost of capital is 3.75% (2023: 3.47%).

As at the reporting date, 27 sites where historical industrial activity has occurred have been identified for monitoring purposes. Remediation activities are unlikely to be performed on these sites and a liability may be recorded at a later date.

Additional environmental liabilities of government business enterprises include $242 million (2023: $270 million) accrued by British Columbia Hydro and Power Authority, and $10 million (2023: $10 million) accrued by British Columbia Railway Company. The liabilities are included in the investment balance of the Crown corporation or agency in Note 7.

82	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

28.	Contingent Liabilities and Contractual Obligations—Continued

Treaty Negotiations

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern–day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2024, there were 38 First Nations in active or completed negotiations, representing 69 current or former Indian Act bands.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

A Final Agreement with Yale First Nation was ratified by Yale First Nation in March 2011, by the provincial government on June 2, 2011, and by the Parliament of Canada on June 19, 2013. A treaty effective date has not yet been agreed to by the parties. Through the treaty, the province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,179 hectares of provincial Crown lands.

It is expected the capital transfer components for all treaty agreements will be, in most cases, entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Incremental Treaty Agreement tables are as follows:

●	Ditidaht, 3,567 hectares

●	Homalco, 707 hectares

●	In–SHUCK–ch (Skatin and Samahquam), 9,474 hectares

●	Kaska Dena Council, 677 hectares

●	Kitselas, 35,290 hectares

●	Kitsumkalum, 45,789 hectares

●	K’omoks, 3,040 hectares

●	Ktunaxa Nation Council, 418 hectares

●	Lake Babine Nation (BC only), 497.6 hectares with a one–time payment of $0.02 million

●	Lax Kw’alaams First Nation, 4,309 hectares

●	Lheidli T’enneh, 3,416 hectares

●	Nazko, 172 hectares

●	NStQ (Canoe Creek, Sugar Cane, Canim Lake, Soda Creek), 3,656 hectares

●	Pacheedaht, 1,216 hectares

●	Te’mexw (Malahat, Scia’new, Snaw–naw–as, Songhees and T’Sou–ke), 1,916 hectares

●	Tla–o–qui–aht, 47 hectares

●	Wei Wai Kai (Cape Mudge First Nation), 2,217 hectares

●	Wei Wai Kum (Campbell River First Nation) 2,276 hectares

●	Wuikinuxv, 13,946 hectares

●	Yekooche, 5,960 hectares

Upon coming into effect, treaties and other incremental agreements will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of those First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to Aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

PROVINCE OF BRITISH COLUMBIA	83
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

28.	Contingent Liabilities and Contractual Obligations—Continued

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

The BC Transportation Financing Authority has unrecorded contingent liabilities of $117 million (2023: $67 million), including $33 million (2023: $18 million) for expropriation claims and $25 million (2023: $27 million) for contaminated sites.

The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in a material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple–year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future–oriented financial information about non–discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://gov.bc.ca/publicaccounts.

	In Millions
	2025	2026	2027	2028	2029	2030 and beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Health	5,491	2,879	2,000	1,581	1,222	5,579	18,752
Education	1,754	587	243	66	28	153	2,831
Social services	162						162
Other	50	47	14	12	12	553	688
Natural resources and economic development	36	36	37	33	32	295	469
Transportation	2,386	1,631	1,176	941	866	9,263	16,263
Protection of persons and property	576	591	608	595	596	1,998	4,964
General government	655	276	236	207	156	200	1,730
	11,110	6,047	4,314	3,435	2,912	18,041	45,859
Self–supported Crown corporations and agencies
Natural resources and economic development	3,310	2,290	2,078	2,001	1,922	36,721	48,322
General government	249	39	6	1			295
	3,559	2,329	2,084	2,002	1,922	36,721	48,617
Total	14,669	8,376	6,398	5,437	4,834	54,762	94,476

84	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

28.	Contingent Liabilities and Contractual Obligations—Continued

The following table presents the amounts provided in multiple–year government transfer agreements that are greater than $50 million, by sector, by year. While there is no current obligation for these amounts, these government transfers may be authorized by government in a future year.

	In Millions
	2025	2026	2027	2028	2029	2030 and beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer–supported Crown corporations and agencies
Education	315	217	60				592
Social services	550	280	254				1,084
Other	769	667	319	263	222	3,708	5,948
Natural resources and economic development	428	219	88	57	39	176	1,007
Total	2,062	1,383	721	320	261	3,884	8,631

29.	Taxation Revenue

	In Millions
	2024	2023
	$	$
Personal income	16,443	17,268
Provincial sales	10,330	9,818
Corporate income	6,085	9,156
Property	3,605	3,253
Employer health	2,886	2,720
Carbon	2,642	2,161
Property transfer	1,993	2,293
Fuel	982	1,021
Tobacco	477	531
Other	853	804
	46,296	49,025

Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $176 million (2023: $176 million) and corporate income tax revenue were $174 million (2023: $232 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $191 million (2023: $199 million) for the BC Tax Reduction.

Personal and corporate income tax refunds related to prior years may be issued under the International Business Activity Act. Corporate income tax reimbursements were nil (2023: $3 million).

Property tax revenue was recorded net of home owner grants of $903 million (2023: $892 million).

PROVINCE OF BRITISH COLUMBIA	85
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

30.	Natural Resource Revenue

	In Millions
	2024	2023
	$	$
Petroleum, natural gas and minerals	1,502	3,275
Forests	657	1,887
Water and other	984	955
	3,143	6,117

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $429 million (2023: $1,671 million). Natural resource revenue includes mining taxes of $497 million (2023: $817 million) and logging taxes of $12 million (2023: $403 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $2,029 million (2023: $2,215 million), road credits of $11 million (2023: $10 million) and summer drilling credits of $3 million (2023: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

31.	Expense

	In Millions
	2024	2023
Total Expense by Group Account Classification	$	$
Salaries and benefits	32,611	28,214
Government transfers	24,657	28,246
Operating costs	19,849	17,595
Interest[1]	3,292	2,719
Amortization	2,947	2,928
Other	1,302	1,132
	84,658	80,834

1Total interest function costs include a $156 million net loss (2023: $79 million net loss) related to cross currency and interest rate derivatives.

86	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

32.	Valuation Allowances

	In Millions
	2024	2023
	$	$
Accounts receivable	180	88
Loans, advances and mortgages receivable	33	42
Inventories held for use	26	167
Tangible capital assets	9	8
	248	305

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 31, and represent the write–down of assets in the above Consolidated Statement of Financial Position categories.

33.	Trusts Under Administration

Trusts Under Administration are not included in the Summary Financial Statements because the province has no equity in, or power of appropriation over, these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate, and other sundry assets. Trust liabilities consist of trade payables, loans payable, and mortgages payable. Summary financial information from the financial statements of trust funds is provided below.

	In Millions
	Assets	Liabilities	2024	2023
	$	$	$	$
Public Guardian and Trustee of British Columbia[1] —administered by government officials	1,539	(50)	1,489	1,363
Credit Union Deposit Insurance Corporation of British Columbia[1] —administered by various government officials and a non–government investment corporation	912	(2)	910	859
Supreme and provincial court (Suitors’ Funds) —administered by the Courts	237		237	213
Other trust funds —administered by various government officials	164	(43)	121	190
	2,852	(95)	2,757	2,625

1 These organizations are reported under International Financial Reporting Standards. Their financial statements are draft and unaudited when the Public Accounts are prepared.

34.	Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function, on pages 4 – 6 of the Estimates, Fiscal Year Ending March 31, 2024, presented to the Legislative Assembly February 28, 2023.

35.	Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 26.

PROVINCE OF BRITISH COLUMBIA	87
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

36.	Asset Retirement Obligations

Asset retirement obligations recognized by the province include estimated costs for which there is a legal obligation to conduct activities associated with the retirement of tangible capital assets. Activities may include the remediation of hazardous materials such as asbestos in buildings and the decommissioning or restoration of assets such as land or leaseholds to their original use and condition. The following table summarizes the changes to the consolidated revenue fund and taxpayer–supported crown corporations and agencies asset retirement obligations during the year:

	In Millions
	Balance– beginning of year	New liabilities in the year	Accretion expense in the year	Changes in estimate of existing[1]	Liabilities settled in the year	2024	2023
	$	$	$	$	$	$	$
Health	349	5	8	12	(1)	373	349
Education	807		5	(49)	(7)	756	807
Other	275	26				301	275
Natural resources and economic development	41			(24)		17	41
Transportation	247			(1)		246	247
Protection of persons and property	1					1	1
General government	150		4			154	150
	1,870	31	17	(62)	(8)	1,848	1,870

The estimated undiscounted cash flows required to settle these obligations are $2,228 million. Those with legally stipulated settlement dates are expected to be settled between 2024 and 2083. The timing of settlement for all other obligations is dependent on the use of the underlying assets. Where the settlement date is known, estimated future costs are discounted using the province’s estimated weighted average cost of capital at periodic evaluation dates. As at March 31, 2024, the weighted average cost of capital is 3.75% (2023: 3.47%).

Asset retirement obligations for self–supported Crown corporations as at March 31, 2024 were $229 million (2023: $248 million). Self–supported Crown corporations’ balances are calculated using International Financial Reporting Standards. Asset retirement obligations are included in the equity balance of the particular Crown corporation or agency in Note 7.

1Can include changes in the estimated cost, timing of settlement and the discount of the current value of the obligation.

88	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

37.	Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position	In Millions
	2024	2023
	$	$
Financial assets	102	101
Liabilities	133	131
Net liabilities	(31)	(30)
Non–financial assets	85	81
Accumulated surplus (deficit)	54	51

Consolidated Statement of Operations	In Millions
	2024	2023
	$	$
Revenue	226	202
Expenses	223	201
Surplus (deficit) for the year	3	1
Accumulated surplus (deficit)—beginning of year	51	50
Accumulated surplus (deficit)—end of year	54	51

38.	Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate–regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate–regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2024 of $1,852 million (2023: $1,467 million). Regulatory accounting resulted in an increase to net income for BC Hydro for the year ended March 31, 2024 of $495 million (2023: $1,162 million decrease). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://gov.bc.ca/financepublications.

PROVINCE OF BRITISH COLUMBIA	89
PUBLIC ACCOUNTS 2023/24

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2024—Continued

39.	Amounts Collected and Transferred to Other Governments and Organizations

Legislation establishes the right of other governments and organizations to amounts prescribed under various enactments. The province acts as an administrator for amounts collected for, and transferred to, other governments and organizations. These amounts are not included in the provincial operating results. These arrangements will continue each year until legislation is amended or the agreement concludes.

	In Millions
	2024	2023
	$	$
Rural areas	504	457
South Coast British Columbia Transportation Authority	412	400
Municipalities or eligible entities	165	118
British Columbia First Nations Gaming Revenue Sharing Limited Partnership	108	114
Habitat Conservation Trust	7	6
Cowichan Tribes	4	4
	1,200	1,099

Rural areas and local governments receive local property taxes and levies collected under the Taxation (Rural Area) Act.

South Coast British Columbia Transportation Authority receives fuel tax collected under the South Coast British Columbia Transportation Authority Act.

Municipalities, regional districts, and other eligible entities receive municipal and regional district tax collected under the Provincial Sales Tax Act.

British Columbia First Nations Gaming Revenue Sharing Limited Partnership receives 7% of provincial gaming net proceeds collected under the Gaming Control Act until March 31, 2045.

Habitat Conservation Trust Fund receives surcharges on hunting and angling licences collected under the Wildlife Act.

Cowichan Tribes receive the annual band tobacco tax collected as per a formula set out in the Consolidated Cowichan Tribes Tobacco Tax Collection Agreement.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

This page intentionally left blank

PROVINCE OF BRITISH COLUMBIA	91
PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2024

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund1

Health Sector

BC Health Care Occupational Health and Safety Society

Canadian Blood Services2

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority

Northern Health Authority

Providence Health Care Society

Provincial Health Services Authority

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Education Sector

BCNET

British Columbia Institute of Technology

Camosun College

Capilano University

Coast Mountain College

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art & Design

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Okanagan College

92	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2024—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

SkilledTradesBC

The British Columbia Council for International Education

The University of British Columbia

Thompson Rivers University

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Infrastructure Benefits Inc.

B.C. Pavilion Corporation

British Columbia Energy Regulator

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Destination BC Corp.

Forest Enhancement Society of BC

Forestry Innovation Investment Ltd

InBC Investment Corp.

Infrastructure BC Inc.

Innovate BC

Nechako–Kitamaat Development Fund Society

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Protection of Persons and Property Sector

BC Family Maintenance Agency Ltd.

BC Financial Services Authority

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

PROVINCE OF BRITISH COLUMBIA	93

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2024—Continued

TAXPAYER–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Social Services Sector

Community Living British Columbia

Legal Services Society

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission3

British Columbia Public School Employers’ Association

Community Social Services Employers’ Association of British Columbia

Crown Corporations Employers’ Association

First Peoples’ Heritage, Language and Culture Council

Health Employers Association of British Columbia

Post–Secondary Employers’ Association

Provincial Rental Housing Corporation3

The Royal British Columbia Museum Corporation

SELF–SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT BUSINESS ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

British Columbia Hydro and Power Authority4

British Columbia Liquor Distribution Branch5

British Columbia Lottery Corporation5

Columbia Power Corporation4

Insurance Corporation of British Columbia6

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 94) and on the Consolidated Statement of Operations by Sector (page 98).

2This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

3Provincial Rental Housing Corporation became a subsidiary of British Columbia Housing Management Commission during the year.

4These organizations were included in the Natural Resources and Economic Development Sector results.

5These organizations were included in the General Government Sector results.

6This organization was included in the Protection of Persons and Property Sector results.

94	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2024

	In Millions
	Health		Education		Social Services		Other[1]		Natural Resources and Economic Development
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	3,072	2,179	3,692	3,333	63	47	251	194	160	156
Temporary investments	1		178	135			128	117	122	124
Accounts receivable	1,244	952	414	393	87	63	278	293	665	913
Inventories for resale	3	3	27	29			2	2	84	64
Due from Crown corporations and agencies	12	13	50	43	1	1	26	134	16	7
Due from other governments	96	88	43	98	106	56	153	96	238	197
Due from self–supported Crown corporations and agencies			191	82					61	91
Equity in self–supported Crown corporations and agencies			39	109					8,832	8,469
Loans, advances and mortgages receivable	629	626	1,154	911	1	1	1,379	1,269	66	64
Other investments	85	81	3,793	3,654			202	197	349	291
Sinking fund investments			63	64
Derivative financial instruments	3		3	5
Loans for purchase of assets, recoverable from agencies
	5,145	3,942	9,647	8,856	258	168	2,419	2,302	10,593	10,376

PROVINCE OF BRITISH COLUMBIA	95

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2024—Continued

	In Millions
	Debt Servicing[2]		Transportation		Protection of Persons and Property		General Government[3]		Adjustments[4]		Total
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	1,525	4,322	68	72	33	41	477	376	(3,033)	(2,887)	6,308	7,833
Temporary investments					31	38					460	414
Accounts receivable	983	803	16	59	114	109	4,566	4,041	(237)	(228)	8,130	7,398
Inventories for resale			28	1	2	2	2	2			148	103
Due from Crown corporations and agencies			39	10					(144)	(208)	0	0
Due from other governments			166	134	940	516	855	175			2,597	1,360
Due from self–supported Crown corporations and agencies							305	248			557	421
Equity in self–supported Crown corporations and agencies			239	232	5,503	4,046	64	70			14,677	12,926
Loans, advances and mortgages receivable					1	1	2,131	1,898	(2)	(7)	5,359	4,763
Other investments	9	9	76	76	54	58					4,568	4,366
Sinking fund investments	491	521	60	56					(123)	(120)	491	521
Derivative financial instruments	698	663							(6)	(5)	698	663
Loans for purchase of assets, recoverable from agencies	53,165	47,883							(22,593)	(19,846)	30,572	28,037
	56,871	54,201	692	640	6,678	4,811	8,400	6,810	(26,138)	(23,301)	74,565	68,805

96	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2024—Continued

	In Millions
	Health		Education		Social Services		Other[1]		Natural Resources and Economic Development
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	4,352	4,269	2,497	2,443	630	769	2,118	1,921	2,334	3,055
Employee future benefits	1,782	1,551	785	745	37	31	19	17	54	43
Due to other governments	135	106	67	47		1	191	304	18	10
Due to Crown corporations, agencies and trust funds	36	143	13	13	3	7	16	15	630	629
Due to the Province of British Columbia					14	11	8	9	11	11
Deferred revenue	4,170	3,672	6,117	5,782	361	491	371	295	531	570
Taxpayer–supported debt	2,391	1,984	957	978			1,182	1,241	191	155
Self–supported debt
Derivative financial instruments
	12,866	11,725	10,436	10,008	1,045	1,310	3,905	3,802	3,769	4,473
Net assets (liabilities)	(7,721)	(7,783)	(789)	(1,152)	(787)	(1,142)	(1,486)	(1,500)	6,824	5,903
Non–financial Assets
Tangible capital assets	13,690	11,344	21,191	20,060	124	128	4,174	3,662	2,261	2,267
Restricted assets	5	5	2,347	2,219
Prepaid program costs	537	559	130	116	108	47	16	9	284	243
Other assets	459	240	9	3
	14,691	12,148	23,677	22,398	232	175	4,190	3,671	2,545	2,510
Accumulated surplus (deficit)	6,970	4,365	22,888	21,246	(555)	(967)	2,704	2,171	9,369	8,413

PROVINCE OF BRITISH COLUMBIA	97

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2024—Continued

	In Millions
	Debt Servicing[2]		Transportation		Protection of Persons and Property		General Government[3]		Adjustments[4]		Total
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	1,013	745	2,103	1,980	524	908	1,486	1,517	(222)	(223)	16,835	17,384
Employee future benefits			35	35	76	65	780	747			3,568	3,234
Due to other governments				5	236	290	879	2,345			1,526	3,108
Due to Crown corporations, agencies and trust funds	3,045	2,896	6	6		2	37		(3,154)	(3,068)	632	643
Due to the Province of British Columbia			6	5					(39)	(36)	0	0
Deferred revenue			3,149	2,973	342	700	12	11			15,053	14,494
Taxpayer–supported debt	71,972	56,355	21,175	18,895			302	310	(22,168)	(19,400)	76,002	60,518
Self–supported debt	30,969	28,332									30,969	28,332
Derivative financial instruments	1,237	1,031	555	574					(555)	(574)	1,237	1,031
	108,236	89,359	27,029	24,473	1,178	1,965	3,496	4,930	(26,138)	(23,301)	145,822	128,744
Net assets (liabilities)	(51,365)	(35,158)	(26,337)	(23,833)	5,500	2,846	4,904	1,880	0	0	(71,257)	(59,939)
Non–financial Assets
Tangible capital assets			22,157	20,408	169	169	1,952	1,798	(135)	(18)	65,583	59,818
Restricted assets											2,352	2,224
Prepaid program costs			70	50	8	7	80	73			1,233	1,104
Other assets											468	243
	0	0	22,227	20,458	177	176	2,032	1,871	(135)	(18)	69,636	63,389
Accumulated surplus (deficit)	(51,365)	(35,158)	(4,110)	(3,375)	5,677	3,022	6,936	3,751	(135)	(18)	(1,621)	3,450

1The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

2Debt servicing represents the financial impacts of activities related to management of the public debt.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

98	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2024

	In Millions
	Health		Education		Social Services		Other[1]		Natural Resources and Economic Development
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation							114	106
Contributions from the federal government	279	291	1,350	1,398	1,006	551	335	244	124	194
Fees and licenses	744	652	3,107	2,898	3	3	41	40	156	157
Natural resources									3,143	6,117
Miscellaneous	1,831	1,590	1,869	1,583	47	24	139	125	408	360
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies	182	85	499	358	27	23	242	248	512	540
Investment income	134	72	356	330	9	5	24	14	36	27
Total revenue	3,170	2,690	7,181	6,567	1,092	606	895	777	4,379	7,395

PROVINCE OF BRITISH COLUMBIA	99

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2024—Continued

	In Millions
	Debt Servicing[2]		Transportation		Protection of Persons and Property		General Government[3]		Adjustments[4]		Total
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation			591	597			45,591	48,322			46,296	49,025
Contributions from the federal government			470	255	640	665	9,530	8,929			13,734	12,527
Fees and licenses			81	75	1,100	1,077	35	34			5,267	4,936
Natural resources											3,143	6,117
Miscellaneous		2	102	96	266	237	544	503	(218)	(75)	4,988	4,445
Contributions from the provincial government / net earnings of self–supported Crown corporations and agencies			33	8	1,399	132	2,577	2,783	(994)	(751)	4,477	3,426
Investment income	1,828	1,462	12	11		4	218	105	(899)	(716)	1,718	1,314
Total revenue	1,828	1,464	1,289	1,042	3,405	2,115	58,495	60,676	(2,111)	(1,542)	79,623	81,790

100	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2024—Continued

	In Millions
	Health		Education		Social Services		Other[1]		Natural Resources and Economic Development
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	14,828	12,498	13,026	11,631	703	605	308	261	1,286	1,020
Government transfers	8,468	7,327	1,578	1,662	6,938	7,541	3,306	4,997	3,465	3,930
Operating costs	11,102	9,935	2,713	2,438	1,722	1,542	392	288	1,510	937
Interest	121	124	47	49			42	33	24	23
Amortization	809	736	975	1,070	26	23	140	138	147	142
Other	268	321	265	263	79	86	181	66	340	282
Operating expense	35,596	30,941	18,604	17,113	9,468	9,797	4,369	5,783	6,772	6,334
Surplus (deficit) for the Fiscal Year ended March 31	(32,426)	(28,251)	(11,423)	(10,546)	(8,376)	(9,191)	(3,474)	(5,006)	(2,393)	1,061

PROVINCE OF BRITISH COLUMBIA	101

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2024—Continued

	In Millions
	Debt Servicing[2]		Transportation		Protection of Persons and Property		General Government[3]		Adjustments[4]		Total
	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023	2024	2023
	$	$	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits			297	259	1,361	1,161	802	779			32,611	28,214
Government transfers			164	1,224	1,038	1,517	304	581	(604)	(533)	24,657	28,246
Operating costs			1,246	1,196	661	760	510	505	(7)	(6)	19,849	17,595
Interest	3,256	2,620	684	572			16	17	(898)	(719)	3,292	2,719
Amortization			669	646	38	34	143	139			2,947	2,928
Other			34	20	32	49	587	329	(484)	(284)	1,302	1,132
Operating expense	3,256	2,620	3,094	3,917	3,130	3,521	2,362	2,350	(1,993)	(1,542)	84,658	80,834
Surplus (deficit) for the Fiscal Year ended March 31	(1,428)	(1,156)	(1,805)	(2,875)	275	(1,406)	56,133	58,326	(118)	0	(5,035)	956

1The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

2Debt servicing represents the financial impacts of activities related to management of the public debt.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

102	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2024

	In Millions
	Natural Resources and Economic Development[2]	Protection of Persons and Property[3]	General Government[4]	2024 Sub–Total	2023 Sub–Total
	$	$	$	$	$
Assets
Cash and cash equivalents	206	13	79	298	227
Accounts receivable	1,108	292	114	1,514	1,339
Inventories	391		250	641	629
Other investments	1,497	18,072	14	19,583	21,515
Tangible capital assets	41,893	370	692	42,955	39,908
Other assets	5,186	306	120	5,612	4,671
Total Assets	50,281	19,053	1,269	70,603	68,289
Liabilities
Accounts payable and accrued liabilities	4,733	13,424	466	18,623	21,790
Deferred revenue	6,304	69	32	6,405	5,298
Due to Province of British Columbia	61		305	366	339
Debt due to Province of British Columbia	29,942		110	30,052	27,460
Other debt	1,385	57	292	1,734	1,783
	42,425	13,550	1,205	57,180	56,670
Equity
Investment by Province of British Columbia	46			46	46
Other comprehensive income	(41)	555	81	595	527
Unremitted earnings–end of year	7,851	4,948	(17)	12,782	11,046
	7,856	5,503	64	13,423	11,619
Total Liabilities and Equity	50,281	19,053	1,269	70,603	68,289

PROVINCE OF BRITISH COLUMBIA	103

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2024—Continued

	In Millions
	Education subsidiaries[5]	Natural Resources subsidiaries[6]	Transportation subsidiaries[7]	2024 Grand Total	2023 Grand Total
	$	$	$	$	$
Assets
Cash and cash equivalents	82	25	27	432	334
Accounts receivable	127	496	4	2,141	1,958
Inventories	45			686	672
Other investments	83	26	283	19,975	21,876
Tangible capital assets	828	829	124	44,736	41,613
Other assets	4	263	4	5,883	4,940
Total Assets	1,169	1,639	442	73,853	71,393
Liabilities
Accounts payable and accrued liabilities	79	13	180	18,895	22,051
Deferred revenue	71	1	23	6,500	5,372
Due to Province of British Columbia	191			557	421
Debt due to Province of British Columbia	105			30,157	27,492
Other debt	681	651	1	3,067	3,131
	1,127	665	204	59,176	58,467
Equity
Investment by Province of British Columbia	73	941	107	1,167	1,168
Other comprehensive income	(7)		(6)	582	521
Unremitted earnings–end of year	(24)	33	137	12,928	11,237
	42	974	238	14,677	12,926
Total Liabilities and Equity	1,169	1,639	442	73,853	71,393

1Self–supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self–supported Crown corporations and with taxpayer–supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and government’s proportionate share of British Columbia Lottery Corporation.

5Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

7British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

104	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2024

	In Millions
	Natural Resources and Economic Development[2]	Protection of Persons and Property[3]	General Government[4]	2024 Sub–Total	2023 Sub–Total
	$	$	$	$	$
Revenue	7,216	6,468	6,625	20,309	20,971
Expense	6,835	5,069	4,048	15,952	17,635
Net earnings of self–supported Crown corporations and agencies	381	1,399	2,577	4,357	3,336
Dividends	(44)		(2,330)	(2,374)	(2,576)
Adjustments to dividends			(247)	(247)	(254)
Transfers (to) from deferred revenue				0	0
Increase(decrease) in unremitted earnings in self–supported Crown corporations and agencies	337	1,399	0	1,736	506
Unremitted earnings—beginning of year	7,514	3,151	(17)	10,648	10,470
Adjustments to unremitted earnings		398		398	70
Unremitted earnings—end of year	7,851	4,948	(17)	12,782	11,046
Accumulated other comprehensive income—beginning of year	(58)	497	88	527	535
Other comprehensive income	17	58	(7)	68	(8)
Accumulated other comprehensive income—end of year	(41)	555	81	595	527
Investment by Province of British Columbia	46			46	46
Equity in self–supported Crown corporations and agencies for the year	7,856	5,503	64	13,423	11,619

PROVINCE OF BRITISH COLUMBIA	105

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2024—Continued

	In Millions
	Education subsidiaries[5]	Natural Resources subsidiaries[6]	Transportation subsidiaries[7]	2024 Grand Total	2023 Grand Total
	$	$	$	$	$
Revenue	53	149	38	20,549	21,196
Expense	26	74	20	16,072	17,770
Net earnings of self–supported Crown corporations and agencies	27	75	18	4,477	3,426
Dividends	(125)	(66)	(11)	(2,576)	(2,682)
Adjustments to dividends				(247)	(254)
Transfers (to) from deferred revenue	37			37	17
Increase(decrease) in unremitted earnings in self–supported
Crown corporations and agencies	(61)	9	7	1,691	507
Unremitted earnings—beginning of year	37	24	130	10,839	10,660
Adjustments to unremitted earnings				398	70
Unremitted earnings—end of year	(24)	33	137	12,928	11,237
Accumulated other comprehensive income—beginning of year			(6)	521	529
Other comprehensive income	(7)			61	(8)
Accumulated other comprehensive income—end of year	(7)	0	(6)	582	521
Investment by Province of British Columbia	73	941	107	1,167	1,168
Equity in self–supported Crown corporations and agencies for the year	42	974	238	14,677	12,926

1Self–supported Crown corporations and agencies report under International Financial Reporting Standards. These statements include related party transactions between self–supported Crown corporations and with taxpayer–supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4British Columbia Liquor Distribution Branch and government’s proportionate share of British Columbia Lottery Corporation.

5Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

6Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

7British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

106	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets1

for the Fiscal Year Ended March 31, 2024

	In Millions
	Land and Land Improvements	Building	Highway Infrastructure	Transportation Equipment	Computer Hardware/ Software	Other[3]	2024 Total	2023 Total
	$	$	$	$	$	$	$	$
Historical Cost[2]
Opening Cost	6,660	49,599	28,012	5,309	6,011	7,892	103,483	97,506
Additions	763	4,514	1,593	536	663	703	8,772	6,756
Disposals and valuation adjustments	(6)	(78)	(16)	(33)	(179)	(334)	(646)	(779)
	7,417	54,035	29,589	5,812	6,495	8,261	111,609	103,483
Accumulated Amortization
Opening balance	(440)	(19,367)	(12,913)	(1,802)	(3,712)	(5,431)	(43,665)	(41,364)
Amortization expense	(31)	(1,192)	(587)	(115)	(475)	(547)	(2,947)	(2,928)
Effect of disposals and valuation adjustments	5	69	9	31	156	316	586	627
	(466)	(20,490)	(13,491)	(1,886)	(4,031)	(5,662)	(46,026)	(43,665)
Net book value for the year ended March 31, 2024	6,951	33,545	16,098	3,926	2,464	2,599	65,583

Net book value for the year ended March 31, 2023	6,220	30,232	15,099	3,507	2,299	2,461		59,818

1This statement includes assets that are held on capital leases at March 31, 2024 at a gross value of $401 million less accumulated amortization of $(144) million for a net book value totalling $257 million (2023: gross value of $402 million less accumulated amortization of $(134) million for a net book value of $268 million) comprised of: heavy equipment gross $1 million less accumulated amortization $(1) million for a net book value of nil (2023: gross $2 million less accumulated amortization $(2) million for a net book value of nil); computer hardware/software gross $72 million less accumulated amortization $(46) million for a net book value of $26 million (2023: gross $72 million less accumulated amortization $(43) million for a net book value of $29 million); buildings gross $321 million less accumulated amortization $(92) million for a net book value of $229 million (2023: gross $321 million less accumulated amortization $(83) million for a net book value $238 million); and other assets gross $7 million less accumulated amortization $(5) million for a net book value of $2 million (2023: gross $7 million less accumulated amortization $(6) million for a net book value of $1 million).

2Historical cost includes work–in–progress at March 31, 2024 totalling $10,947 million (2023: $8,270 million) comprised of: buildings $6,748 million (2023: $4,271 million); land improvements $102 million (2023: $71 million); highway infrastructure $1,672 million (2023: $2,099 million); transportation equipment $1,518 million (2023: $1,082 million); computer hardware/software $660 million (2023: $533 million); and specialized equipment $247 million (2023: $214 million). Work–in–progress is not amortized. Work–in–progress includes capitalized interest expense at March 31, 2024 totalling $80 million (2023: $38 million).

3“Other” at net book value includes office furniture and equipment $947 million (2023: $932 million), vehicles $129 million (2023: $107 million), machinery $1,345 million (2023: $1,243 million) and miscellaneous $178 million (2023: $179 million).

PROVINCE OF BRITISH COLUMBIA	107

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2024

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH1 sector entities.

	In Millions
	2024		2023
	Maximum Guarantee Authorized	Net Outstanding	Maximum Guarantee Authorized	Net Outstanding
	$	$	$	$
Taxpayer–supported Guaranteed Debt
General government:
Homeowner Protection Act loan guarantees[2]	375		375
Subtotal, general government	375	0	375	0
Natural resources and economic development:
Financial Administration Act:
Feeder’s Association Loan Guarantee	13	5	13	5
Subtotal, natural resources and economic development	13	5	13	5
Total taxpayer–supported guaranteed debt	388	5	388	5

Self–supported Guaranteed Debt
Hydro and Power Authority Act bonds and debentures[3]	10	10	10	10
Total self–supported guaranteed debt	10	10	10	10

Grand total, all guaranteed debt	398	15	398	15
Provision for probable payout		(1)		(1)
Net total, all guaranteed debt	398	14	398	14

1School districts, universities, colleges and health authorities/hospital societies.

2Homeowner Protection Act loan guarantees include indemnities provided to Canada Mortgage and Housing Corporation for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

3The government has unconditionally guaranteed the payment of principal and interest for $10 million (2023: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

108	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Supplementary Statement to the

Summary Financial Statements

Schedule of Investments

as at March 31, 2024

This schedule of investments includes temporary investments, other investments, sinking funds and restricted assets.

	In Millions
	Cost	Fair value level 1	Fair value level 2	Fair value level 3	Pensions[1]	2024	2023
	$	$	$	$	$	$	$
Pooled investment portfolios	140	3,045	155	1,261	132	4,733	4,356
Equity investments	26	1,235	34	11		1,306	1,191
Provincial government bonds		501	2			503	585
Municipal, corporate and other bonds		151	47			198	186
Government of Canada bonds		12				12	17
Miscellaneous[2]	581	238	34	104	162	1,119	1,190
Total	747	5,182	272	1,376	294	7,871	7,525

1Pension investments included in the financial statements of certain post–secondary institutions.

2Miscellaneous consists of other pooled funds and alternative investments.

The following table reconciles the changes in fair value of financial instruments classified as Level 3 during the year:

	In Millions
	2024	2023
	$	$
Balance–beginning of year	1,239	1,066
Unrealized gains	10	81
Purchases	288	290
Dispositions	(161)	(198)
Balance–end of year	1,376	1,239

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)	the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit); and
b)	the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

This page intentionally left blank

PROVINCE OF BRITISH COLUMBIA	111
PUBLIC ACCOUNTS 2023/24

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2024

(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Dividends	Adjusted Net Income[2]
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)
BC Family Maintenance Agency Ltd.	21	(21)
BC Financial Services Authority	70	(70)
BC Games Society	5	(4)	1			1
BC Health Care Occupational Health and Safety Society	4	(3)	1	(4)		(3)
BC Infrastructure Benefits Inc.	203	(203)
BCNET	26	(26)
B.C. Pavilion Corporation	169	(173)	(4)	(17)		(21)
BC Transportation Financing Authority	654	(1,716)	(1,062)	189	11	(862)
British Columbia Assessment Authority	122	(124)	(2)			(2)
British Columbia Energy Regulator	95	(92)	3			3
British Columbia Housing Management Commission[3]	2,631	(2,631)		213		213
British Columbia Public School Employers’ Association	11	(11)
British Columbia Securities Commission	67	(76)	(9)			(9)
British Columbia Transit	477	(433)	44	33		77
Canadian Blood Services	226	(221)	5			5
Columbia Basin Trust	22	(84)	(62)	(3)	66	1
Community Living British Columbia	1,602	(1,602)		5		5
Community Social Services Employers’ Association of British Columbia	6	(6)		3		3
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers’ Association
Destination BC Corp.	59	(59)
First Peoples’ Heritage, Language and Culture Council	60	(60)
Forest Enhancement Society of BC	45	(45)		8		8
Forestry Innovation Investment Ltd.	21	(21)

112	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2024—Continued

(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Dividends	Adjusted Net Income[2]
	$	$	$	$	$	$
Taxpayer–supported (Government Organizations)—Continued
Health Employers Association of British Columbia	50	(50)		(84)		(84)
InBC Investment Corp.	11	(6)	5	(1)		4
Infrastructure BC Inc.	12	(11)	1			1
Innovate BC	22	(22)		(1)		(1)
Knowledge Network Corporation	21	(17)	4			4
Legal Services Society	142	(142)		5		5
Nechako–Kitamaat Development Fund Society
Organized Crime Agency of British Columbia Society	32	(31)	1	2		3
Post–Secondary Employers’ Association	3	(4)	(1)	(1)		(2)
Provincial Rental Housing Corporation[3]
SkilledTradesBC	120	(119)	1	2		3
The British Columbia Council for International Education	2	(2)
The Royal British Columbia Museum Corporation	36	(35)	1	42		43
Taxpayer–supported Crown corporations and agencies	7,048	(8,121)	(1,073)	391	77	(605)

SUCH Sector
School Districts	8,787	(8,658)	129	460		589
Universities	6,850	(6,630)	220	279	110	609
Colleges and Institutes	1,828	(1,792)	36	206	15	257
Health Authorities	26,233	(26,215)	18	1,412		1,430
Hospital Societies	1,569	(1,568)	1	109		110
SUCH sector	45,267	(44,863)	404	2,466	125	2,995
Net impact of taxpayer–supported Crown corporations, agencies and SUCH sector	52,315	(52,984)	(669)	2,857	202	2,390

PROVINCE OF BRITISH COLUMBIA	113
PUBLIC ACCOUNTS 2023/24

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2024—Continued

(Unaudited)

	In Millions
	Revenue	Expense	Net Income	Adjustments	Dividends	Adjusted Net Income[2]
	$	$	$	$	$	$
Self–supported (Government Enterprises)
British Columbia Hydro and Power Authority	7,131	(6,808)	323			323
British Columbia Liquor Distribution Branch	3,954	(2,806)	1,148		(1,148)
British Columbia Lottery Corporation	2,671	(1,242)	1,429		(1,429)
Columbia Power Corporation	85	(27)	58		(44)	14
Insurance Corporation of British Columbia	6,468	(5,069)	1,399			1,399
Sub–total	20,309	(15,952)	4,357	0	(2,621)	1,736
British Columbia Railway Company[4]	38	(20)	18		(11)	7
Columbia Basin Trust joint ventures[5]	149	(74)	75		(66)	9
Great Northern Way Campus Trust[6]	10	(7)	3		(61)	(58)
Heritage Realty Properties Ltd[7]	3	(3)
SFU Community Trust	1		1		(10)	(9)
UBC Properties Investments Ltd.	22		22		(54)	(32)
Vancouver Island Technology Park Trust[7]	7	(6)	1			1
Miscellaneous	10	(10)
Sub–total	240	(120)	120	0	(202)	(82)
Net impact of self–supported Crown corporations and agencies	20,549	(16,072)	4,477	0	(2,823)	1,654

1 This schedule does not include elimination entries between entities.

2 Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3 Provincial Rental Housing Corporation became a subsidiary of British Columbia Housing Management Commission during the year.

4 Subsidiary of BC Transportation Financing Authority.

5 Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

6 Subsidiary owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

7 Subsidiaries of the University of Victoria.

114	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

SUCH 1 Statement of Financial Position

as at March 31, 2024

(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2024 Total	2023 Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	3,049	1,098	647	1,942	6,736	5,468
Temporary investments	1	42	19	115	177	136
Accounts receivable	684	240	54	122	1,100	908
Inventories for resale	102	14	13		129	195
Due from Crown corporations, agencies and trust funds	962	64	31	24	1,081	2,004
Due from other governments	69	22	10	1	102	107
Due from self–supported Crown corporations and agencies		173	17		190	73
Equity in self–supported Crown corporations and agencies		36		3	39	106
Loans, advances and mortgages receivable	629	193	1		823	806
Other investments	10	3,507	206	80	3,803	3,657
Sinking fund investments		54	10		64	65
Financial assets before accounting adjustments	5,506	5,443	1,008	2,287	14,244	13,525
Policy accounting adjustments	(81)	21	17	23	(20)	(166)
Financial assets	5,425	5,464	1,025	2,310	14,224	13,359

PROVINCE OF BRITISH COLUMBIA	115
PUBLIC ACCOUNTS 2023/24

SUCH 1 Statement of Financial Position

as at March 31, 2024—Continued

(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2024 Total	2023 Total
	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	3,161	781	300	1,268	5,510	5,162
Employee future benefits	1,765	397	107	273	2,542	2,276
Due to other governments	113	34	15		162	134
Due to Crown corporations, agencies and trust funds	58	14	2	1	75	96
Deferred revenue	12,590	8,310	1,941	8,660	31,501	28,476
Taxpayer–supported debt	2,391	854	83	19	3,347	2,961
Liabilities before accounting adjustments	20,078	10,390	2,448	10,221	43,137	39,105
Policy accounting adjustments	(8,750)	(3,336)	(1,451)	(8,027)	(21,564)	(19,068)
Liabilities	11,328	7,054	997	2,194	21,573	20,037
Net liabilities	(5,903)	(1,590)	28	116	(7,349)	(6,678)
Non–financial Assets
Tangible capital assets	13,701	8,543	1,948	10,666	34,858	31,404
Restricted assets	5	2,246	68	3	2,322	2,198
Prepaid program costs	384	83	19	25	511	455
Other assets	358			9	367	242
Non–financial assets before accounting adjustments	14,448	10,872	2,035	10,703	38,058	34,299
Policy accounting adjustments	40	(6)	(6)	(4)	24	(15)
Non–financial assets	14,488	10,866	2,029	10,699	38,082	34,284
Accumulated surplus (deficit)	8,585	9,276	2,057	10,815	30,733	27,606

1 School districts, universities, colleges, institutes, and health organizations.

2 These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

116	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

SUCH1 Statement of Operations

for the Fiscal Year Ended March 31, 2024

(Unaudited)

	In Millions
	Health Authorities & Hospital Societies[2]	Universities	Colleges and Institutes	School Districts	2024 Total	2023 Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	45	633	31	22	731	669
Fees and licenses	591	2,176	666	250	3,683	3,402
Contributions from the provincial government/Crown corporations and agencies	24,711	2,519	926	8,034	36,190	31,556
Miscellaneous	843	1,317	164	404	2,728	2,342
Investment income	101	232	42	77	452	390
Total revenue	26,291	6,877	1,829	8,787	43,784	38,359

Expense
Salaries and benefits	14,492	4,375	1,267	7,173	27,307	23,802
Government transfers		350	22		372	365
Operating costs	10,542	1,240	340	1,100	13,222	11,820
Interest	121	42	3	1	167	168
Amortization	782	466	119	377	1,744	1,685
Other	335	157	41	7	540	552
Total operating expense	26,272	6,630	1,792	8,658	43,352	38,392
Surplus (deficit) for the year before accounting adjustments	19	247	37	129	432	(33)
Policy accounting adjustments	1,523	395	206	460	2,584	1,444
Surplus (deficit) for the year	1,542	642	243	589	3,016	1,411

1 School districts, universities, colleges, institutes, and health organizations.

2 These numbers include inter–entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA	117
PUBLIC ACCOUNTS 2023/24

Summary Financial Statements

Consolidated Staff Utilization1

for the Fiscal Year Ended March 31, 2024

(Unaudited)

				Variance
	2023/24 Budget	2023/24 Actual	2022/23 Actual	2023/24 Actual To Budget	2023/24 vs 2022/23
Consolidated Revenue Fund[2]	34,400	37,008	33,696	2,608	3,312
Taxpayer–supported Crown corporations and agencies[3]	8,693	8,666	7,746	(27)	920
Total staff utilization	43,093	45,674	41,442	2,581	4,232

The table above provides a summary of full–time equivalent (FTE) employment.

1 Staff utilization is the full–time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer–supported entities within the Summary Financial Statements. The figures do not include the SUCH entities or the self–supported Crown corporations and agencies.

2 See the unaudited Consolidated Revenue Fund schedules at http://gov.bc.ca/publicaccounts for details outside these financial statements.

3 See Financial Statements of Government Organizations and Enterprises at http://gov.bc.ca/financepublications for details outside these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

This page intentionally left blank

Consolidated Revenue Fund

Extracts

(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

This page intentionally left blank

PROVINCE OF BRITISH COLUMBIA	121
PUBLIC ACCOUNTS 2023/24

Consolidated Revenue Fund1

Statement of Financial Position

as at March 31, 2024

(Unaudited)

	In Millions
	2024	2023
	$	$
Financial Assets
Cash and cash equivalents	2,005	4,712
Accounts receivable	6,925	6,304
Inventories for resale	97	77
Due from other governments	2,369	1,175
Due from Crown corporations and agencies	1,063	915
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	3,137	2,749
Other investments	359	354
Derivative financial instruments	698	663
Loans for purchase of assets, recoverable from agencies	53,165	47,884
	70,412	65,427
Liabilities
Accounts payable and accrued liabilities	8,903	11,022
Employee future benefits	957	893
Due to other governments	1,355	2,960
Due to Crown corporations, agencies and trust funds	5,667	5,613
Deferred revenue	1,339	1,568
Taxpayer–supported debt	72,106	56,446
Self–supported debt	30,646	28,030
Derivative financial instruments	1,237	1,031
	122,210	107,563
Net assets (liabilities)	(51,798)	(42,136)

Non–financial Assets
Tangible capital assets	3,805	3,617
Prepaid program costs	519	387
	4,324	4,004
Accumulated operating result	(47,474)	(38,132)

1 The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

122	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Consolidated Revenue Fund1

Statement of Operations

for the Fiscal Year Ended March 31, 2024

(Unaudited)

	In Millions
	2024		2023
	Estimates[2]	Actual	Actual
	$	$	$
Revenue
Taxation	44,498	45,408	48,207
Contributions from the federal government	10,412	10,138	9,581
Other revenue	1,650	2,075	1,897
Natural resources	4,280	2,463	5,430
Dividends	2,397	2,374	2,575
	63,237	62,458	67,690
Expense
Health	31,373	34,176	29,054
Education	12,605	13,018	11,468
Social services	8,236	8,406	9,195
Other	8,055	3,445	5,324
Natural resources and economic development	4,008	5,405	5,014
Interest[3]	1,277	1,556	1,290
Transportation	986	1,035	2,021
Protection of persons and property	1,965	2,672	3,084
General government	1,602	1,824	1,872
	70,107	71,537	68,322
Operating result for the year	(6,870)	(9,079)	(632)

Accumulated operating result—beginning of year		(37,776)	(37,144)
		(46,855)	(37,776)
Net remeasurement gains (losses)		(619)	(356)
Accumulated operating result—end of year		(47,474)	(38,132)

1 The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

2 The estimated amount consists of the Main Estimates presented to the Legislative Assembly on February 28, 2023. It does not include other authorizations granted under statutory authority of $3,344 million (2023: $5,253 million) or in subsequent Supplementary Estimates of nil (2023: $2,715 million).

3 Interest expense does not include the following: interest of $1,694 million (2023: $1,262 million) on cost of borrowing for relending to government bodies; and interest of $6 million (2023: $7 million) funded by sinking fund earnings. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA	123
PUBLIC ACCOUNTS 2023/24

Consolidated Revenue Fund1

Statement of Remeasurement Gains and Losses

for the Fiscal Year Ended March 31, 2024

(Unaudited)

	In Millions
	2024	2023
	$	$
Accumulated remeasurement gains (losses)—beginning of year:
Foreign exchange	(370)	(56)
Derivatives	20	109
Portfolio investments	(6)	7
Total accumulated remeasurement gains (losses)—beginning of year	(356)	60
Changes in unrealized gains (losses) attributable to:
Foreign exchange	4	(782)
Derivatives	(257)	379
Portfolio investments	(10)	(13)
Total changes in unrealized gains (losses)	(263)	(416)
Amounts reclassified to the statement of operations:
Foreign exchange	(29)	468
Derivatives	29	(468)
Total reclassified to the statement of operations	0	0
Total remeasurement gains (losses) attributable to:
Foreign exchange	(395)	(370)
Derivatives	(208)	20
Portfolio investments	(16)	(6)
Accumulated remeasurement gains (losses)—end of year	(619)	(356)

1 The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

124	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

General Fund

Statement of Financial Position

as at March 31, 2024

(Unaudited)

	In Millions
	2024	2023
	$	$
Financial Assets
Cash and cash equivalents	1,414	4,152
Accounts receivable	6,925	6,304
Inventories for resale	97	77
Due from other governments	2,369	1,175
Due from Crown corporations and agencies	1,063	915
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	3,137	2,749
Other investments	359	354
Derivative financial instruments	698	663
Loans for purchase of assets, recoverable from agencies	53,165	47,884
	69,821	64,867
Liabilities
Accounts payable and accrued liabilities	8,903	11,022
Employee future benefits	957	893
Due to other governments	1,355	2,960
Due to Crown corporations, agencies and trust funds	5,667	5,613
Deferred revenue	1,339	1,568
Taxpayer–supported debt	72,106	56,446
Self–supported debt	30,646	28,030
Derivative financial instruments	1,237	1,031
	122,210	107,563
Net assets (liabilities)	(52,389)	(42,696)

Non–financial Assets
Tangible capital assets	3,805	3,617
Prepaid program costs	519	387
	4,324	4,004
Accumulated operating result	(48,065)	(38,692)

PROVINCE OF BRITISH COLUMBIA	125
PUBLIC ACCOUNTS 2023/24

General Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2024

(Unaudited)

	In Millions
	2024		2023
	Estimates	Actual	Actual
	$	$	$
Revenue
Taxation	44,498	45,408	48,207
Contributions from the federal government	10,412	10,138	9,581
Other revenue	1,629	2,044	1,877
Natural resources	4,280	2,463	5,430
Dividends	2,397	2,374	2,575
	63,216	62,427	67,670
Expense
Health	31,373	34,176	29,054
Education	12,605	13,018	11,468
Social services	8,236	8,406	9,195
Other	8,055	3,445	5,324
Natural resources and economic development	4,008	5,405	5,014
Interest	1,277	1,556	1,290
Transportation	986	1,035	2,021
Protection of persons and property	1,965	2,672	3,084
General government	1,602	1,824	1,872
	70,107	71,537	68,322

Operating result for the year	(6,891)	(9,110)	(652)

Accumulated operating result—beginning of year		(38,336)	(37,684)
		(47,446)	(38,336)
Net remeasurement gains (losses)		(619)	(356)
Accumulated operating result—end of year		(48,065)	(38,692)

126	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

BC Prosperity Fund

Statement of Financial Position

as at March 31, 2024

(Unaudited)

	In Millions
	2024	2023
	$	$
Financial Assets
Cash and cash equivalents	591	560
	591	560
Accumulated operating result	591	560

BC Prosperity Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2024

(Unaudited)

	In Millions
	2024		2023
	Estimates	Actual	Actual
	$	$	$
Revenue
Other revenue	21	31	20
	21	31	20
Operating result for the year	21	31	20

Accumulated operating result—beginning of year		560	540
Accumulated operating result—end of year		591	560

PROVINCE OF BRITISH COLUMBIA	127

PUBLIC ACCOUNTS 2023/24

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2024

(Unaudited)

	In Millions
	2024			2023
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			(9,079)	(632)
Non-cash items included in surplus (deficit):
Amortization of tangible capital assets			337	318
Amortization of public debt deferred revenue and deferred charges			24	(25)
Concessionary loan adjustments increase			60	10
(Gain) on sale of tangible capital assets			(1)	(2)
Valuation adjustments			30	38
Accounts receivable (increase)			(616)	(636)
Due from other governments (increase) decrease			(1,194)	427
Due from self-supported Crown corporations and agencies (increase)			(148)	(267)
Accounts payable (decrease) increase			(2,119)	4,541
Employee future benefits increase			64	54
Due to other governments (decrease) increase			(1,605)	2,388
Due to Crown corporations, agencies and funds increase			54	1,854
Deferred revenue and items applicable to future operations (decrease) increase			(226)	1,539
Cash (used for) derived from operations			(14,419)	9,607

Capital Transactions
Tangible capital assets dispositions (acquisitions)	11	(537)	(526)	(458)
Cash (used for) capital	11	(537)	(526)	(458)

Investment Transactions
Loans, advances and mortgages receivable issues	269	(750)	(481)	(284)
Other investments—net increase	17	(24)	(7)	(16)
Cash (used for) investments	286	(774)	(488)	(300)
Total cash (requirements) inflows			(15,433)	8,849

128	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2024—Continued

(Unaudited)

	In Millions
	2024			2023
	Receipts	Disbursements	Net	Net
	$	$	$	$
Total cash (requirements) inflows carried forward from previous page			(15,433)	8,849

Financing Transactions[1]
Public debt increase (decrease)	44,567	(26,389)	18,178	(1,319)
(Used for) purchase of assets, recoverable from agencies	14,564	(20,016)	(5,452)	(5,813)
Cash derived from (used for) financing	59,131	(46,405)	12,726	(7,132)
(Decrease) increase in cash and cash equivalents			(2,707)	1,717
Cash and cash equivalents—beginning of year			4,712	2,995
Cash and cash equivalents—end of year			2,005	4,712

Cash and cash equivalents are made up of:
Cash			1,667	4,397
Cash equivalents			338	315
			2,005	4,712

1Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA	129

PUBLIC ACCOUNTS 2023/24

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2024

(Unaudited)

	In Millions
	2024		2023
	Estimates	Actual	Actual as restated
	$	$	$
Taxation Revenue[1]
Personal income	15,953	16,443	17,268
Provincial sales	10,178	10,321	9,811
Corporate income	5,938	6,085	9,156
Property	3,274	3,377	3,024
Property transfer	1,799	1,993	2,292
Employer health	2,731	2,886	2,720
Carbon	2,811	2,642	2,161
Tobacco	565	477	531
Fuel	582	513	555
Other	780	853	804
Commissions on collection of public funds	(80)	(81)	(79)
Valuation adjustments	(33)	(101)	(36)
Total taxation revenue	44,498	45,408	48,207
Contributions from the Federal Government
Canada health and social transfers	8,970	9,391	8,606
Other contributions	1,442	747	975
Total contributions from the federal government	10,412	10,138	9,581
Other Revenue
Motor vehicle licences and permits	617	631	620
Other fees and licences	565	624	607
Investment earnings	98	373	267
Miscellaneous	404	497	438
Asset dispositions	4	1	2
Commissions on collection of public funds	(7)	(7)	(6)
Valuation adjustments	(31)	(44)	(31)
Total other revenue	1,650	2,075	1,897
Natural Resource Revenue[2]
Forests	697	481	1,774
Petroleum, natural gas and minerals	2,590	1,159	2,851
Water and other	1,001	847	822
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(7)	(23)	(16)
Total natural resource revenue	4,280	2,463	5,430

130	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2024—Continued

(Unaudited)

	In Millions
	2024		2023
	Estimated	Actual	Actual as restated
	$	$	$
Dividends
Self–supported Crown corporations
British Columbia Liquor Distribution Branch	1,147	1,148	1,198
British Columbia Lottery Corporation	1,206	1,182	1,330
Columbia Power Corporation	44	44	47
Total dividends	2,397	2,374	2,575
Net Consolidated Revenue Fund Revenue	63,237	62,458	67,690

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities[3]
Ministry of Energy, Mines and Low Carbon Innovation
British Columbia Energy Regulator	(45)	(50)	(48)
Ministry of Finance
British Columbia Transit	(18)	(18)	(18)
BC Transportation Financing Authority	(481)	(460)	(455)
Cowichan Tribes	(4)	(4)	(4)
Municipalities or Eligible Entities	(109)	(165)	(118)
Rural Areas	(440)	(504)	(457)
South Coast British Columbia Transportation Authority	(419)	(412)	(400)
Ministry of Indigenous Relations and Reconciliation
British Columbia First Nations Gaming Revenue Sharing Limited Partnership	110	(107)	(114)
Ministry of Water, Land and Resource Stewardship
Habitat Conservation Trust	(7)	(7)	(6)
Total	(1,413)	(1,727)	(1,620)

1Personal income tax and corporate income tax revenues are recorded after deductions for non–refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $176 million (2023: $176 million) and corporate income tax were $174 million (2023: $232 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow–through share.

Personal income tax revenue was also reduced by $191 million (2023: $199 million) for the BC Tax Reduction.

Personal and corporate income tax refunds related to prior years may be issued under the International Business Activity Act. Corporate income tax refunds were nil (2023: $3 million).

Property tax revenue was recorded net of home owner grants of $903 million (2023: $892 million).

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $429 million (2023: $1,671 million). Natural resource revenue includes mining taxes of $497 million (2023: $817 million) and logging taxes of $12 million (2023: $403 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $2,029 million (2023: $2,215 million), road credits of $11 million (2023: $10 million) and summer drilling credits of $3 million (2023: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA	131

PUBLIC ACCOUNTS 2023/24

Consolidated Revenue Fund
Schedule of Comparison of Estimated Expenses to Actual Expenses
for the Fiscal Year Ended March 31, 2024
(Unaudited)

	In Thousands
	Estimates	Other Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislative Assembly	100,341		100,341	100,301
Officers of the Legislature	109,224	3,076	112,300	110,734
Office of the Premier	16,045		16,045	15,672
Agriculture and Food	111,761	147,361	259,122	258,879
Attorney General	773,322	296,341	1,069,663	1,068,457
Children and Family Development	1,912,095	240,239	2,152,334	2,150,133
Citizens’ Services	682,770	50,748	733,518	732,232
Education and Child Care	8,873,970	298,523	9,172,493	9,161,743
Emergency Management and Climate Readiness	100,783	492,739	593,522	593,444
Energy, Mines and Low Carbon Innovation	128,536	225,540	354,076	349,831
Environment and Climate Change Strategy	255,129	529,395	784,524	784,440
Finance	1,578,211	1,572,983	3,151,194	3,149,425
Forests	925,117	892,407	1,817,524	1,736,355
Health	28,673,508	1,830,818	30,504,326	30,467,597
Housing	897,320	17,609	914,929	914,928
Indigenous Relations and Reconciliation	188,262	185,362	373,624	371,082
Jobs, Economic Development and Innovation	113,341	96,646	209,987	209,720
Labour	21,489	24,182	45,671	45,670
Mental Health and Addictions	26,715	61,877	88,592	88,495
Municipal Affairs	269,276	41,700	310,976	309,587
Post–Secondary Education and Future Skills	2,769,979	551,891	3,321,870	3,321,869
Public Safety and Solicitor General	1,028,213	61,417	1,089,630	1,082,452
Social Development and Poverty Reduction	4,745,331		4,745,331	4,745,096
Tourism, Arts, Culture and Sport	181,659	70,900	252,559	251,746
Transportation and Infrastructure	1,020,919	52,563	1,073,482	1,072,115
Water, Land and Resource Stewardship	124,009	314,027	438,036	437,992
Management of Public Funds and Debt	1,276,553	279,675	1,556,228	1,556,251
Contingencies (All Ministries) and New Programs[1]	5,500,000	(4,994,445)	505,555	11,007
Capital Funding	4,539,987		4,539,987	3,551,177
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1	(220)
Tax Transfers	3,159,000		3,159,000	2,885,115
Electoral Boundaries Commission	147		147	73
Forest Practices Board	3,986		3,986	3,872
Total expense	70,107,000	3,343,574	73,450,574	71,537,270

132	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Consolidated Revenue Fund
Schedule of Comparison of Estimated Expenses to Actual Expenses
for the Fiscal Year Ended March 31, 2024—Continued
(Unaudited)

	In Thousands
	Estimated	Other Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations

Voted expense	68,449,172	1,778,710	70,227,882	68,402,067
Statutory
Various Acts	70,000	700,252	770,252	769,919
Special Accounts	1,688,756	956,230	2,644,986	2,557,804
Inter–account transfers	(100,928)	(91,618)	(192,546)	(192,520)
Total expense by appropriation 2023/24	70,107,000	3,343,574	73,450,574	71,537,270

Total expense by appropriation 2022/23	62,548,000	7,967,746	70,515,746	68,321,662

1 The budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA	133

PUBLIC ACCOUNTS 2023/24

Consolidated Revenue Fund
Schedule of Financing Transaction Disbursements
for the Fiscal Year Ended March 31, 2024
(Unaudited)

	In Thousands
	Estimated	Other Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
All Ministries		313,485	313,485	313,485
Legislative Assembly	9,326	1,323	10,649	10,649
Officers of the Legislature	3,028	1,296	4,324	4,169
Office of the Premier	3		3	1
Agriculture and Food	875	2,375	3,250	3,250
Attorney General	6,911		6,911	5,579
Children and Family Development	2,395	1	2,396	2,396
Citizens’ Services	427,322		427,322	346,591
Education and Child Care	3		3
Emergency Management and Climate Readiness	524		524	25
Energy, Mines and Low Carbon Innovation	45,546	5,386	50,932	50,722
Environment and Climate Change Strategy	57,375		57,375	43,900
Finance	2,105,849	236,618	2,342,467	2,321,509
Forests	181,987	622	182,609	178,702
Health	509	25,087	25,596	25,596
Housing	3		3
Indigenous Relations and Reconciliation	149,803		149,803	127,121
Jobs, Economic Development and Innovation	3		3
Labour	3		3	1
Mental Health and Addictions	3		3
Municipal Affairs	835		835	1
Post–Secondary Education and Future Skills	504		504	160
Public Safety and Solicitor General	2,588	2,363	4,951	4,951
Social Development and Poverty Reduction	1,854		1,854	497
Tourism, Arts, Culture and Sport	603		603	35
Transportation and Infrastructure	5,261		5,261	4,934
Water, Land and Resource Stewardship	12,885	2,829	15,714	11,901
Contingencies (All Ministries) and New Programs	100,000	(35,211)	64,789
Total financing transaction disbursements	3,115,998	556,174	3,672,172	3,456,175

Summary of Appropriations
Loans, investments and other requirements	782,680	430,898	1,213,578	1,192,253
Revenue collected for, and transferred to, other entities	1,632,600	125,276	1,757,876	1,727,242
Capital expenditures	700,718		700,718	536,680
Total financing transactions by appropriation	3,115,998	556,174	3,672,172	3,456,175

134	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Consolidated Revenue Fund
Schedule of Write–offs, Extinguishments and Remissions
for the Fiscal Year Ended March 31, 2024
(Unaudited)

	In Millions
	Assets, Debts and Obligations Written Off	Debts and Obligations Extinguished	Remissions Made
	$	$	$
Ministry
Ministry of Citizens’ Services	2
Ministry of Environment and Climate Change Strategy	2
Ministry of Finance	75	15	2
Ministry of Health	4
Ministry of Post–Secondary Education and Future Skills		4
Ministry of Social Development and Poverty Reduction	3	4
Total 2023/24	86	23	2

Total 2022/23	245	21	12

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write–off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt

Summary

(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied to this unaudited information are different, in some cases, from the Budget Transparency and Accountability Act (BTAA); which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA, and that are followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt; calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line–by–line basis; and do not include adjustments made to convert debt denominated in foreign currency to the exchange rate as at the fiscal year–end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

This page intentionally left blank

PROVINCE OF BRITISH COLUMBIA	137
PUBLIC ACCOUNTS 2023/24

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer–supported debt; and (2) self–supported debt.

Taxpayer–supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer–supported Crown corporation.

Self–supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies. Under the Economic Stabilization (COVID–19) Act, 2020, this section of the Act does not apply for fiscal years 2020/21–2023/24.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2024 was $107,462 million, which consists of $106,971 million in the Summary Financial Statements and excludes the unrealized foreign exchange loss of $494 million of hedged foreign denominated debt translated to the March 31, 2024 exchange rates, in addition to $1,461 million of debt included as part of equity in self–supported Crown corporations and agencies and $15 million of guaranteed debt less $491 million of sinking fund investments.

138	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Provincial Debt

as at March 31, 2024

(Unaudited)

The accumulated provincial net debt of $107,462 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowings have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2024, taxpayer–supported net debt totalled $75,402 million including government capital ($40,582 million), BC Transportation Financing Authority ($21,286 million), government operating ($8,729 million), health authorities and hospital societies ($2,387 million), social housing ($1,182 million), post–secondary institutions ($897 million) and other debt ($339 million). Other debt is comprised mainly of debt related to BC Pavilion Corporation, British Columbia Transit, InBC Investment Corp., and school districts.

At March 31, 2024, self–supported debt totalled $32,060 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($29,351 million), Columbia Basin power projects ($1,265 million), commercial subsidiaries of certain post–secondary institutions ($682 million), Columbia Power Corporation ($266 million), British Columbia Liquor Distribution Branch ($233 million), British Columbia Lottery Corporation ($169 million), and debt of other government business enterprises ($94 million). Debt of other government business enterprises is debt related to Columbia Basin Trust’s share of real estate investment joint ventures, and the Insurance Corporation of British Columbia.

Chart 1 – Provincial debt as at March 31, 2024

In Millions/Percent of Total

PROVINCE OF BRITISH COLUMBIA	139
PUBLIC ACCOUNTS 2023/24

Change in Provincial Debt1

(Unaudited)

Provincial debt increased by $18,082 million in 2023/24 when compared to the prior year. This includes an increase in taxpayer–supported debt of $15,514 million and an increase in self–supported debt of $2,568 million. There was no Warehouse Program debt at fiscal year–end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2024.

Taxpayer–supported Debt—Increased by $15,514 million due to $8,729 million for government operating requirements, $4,044 million to fund government capital requirements, $2,340 million for BC Transportation Financing Authority, $404 million for health authorities and hospital societies, and a $56 million increase in other taxpayer–supported entities, offset by $59 million decrease for social housing.

Self–supported Debt—Increased by $2,568 million due to new capital financing requirements of $2,644 million for British Columbia Hydro and Power Authority, offset by a $33 million decrease for Columbia Basin Trust joint ventures, $32 million decrease for British Columbia Lottery Corporation and a net decrease of $11 million in other commercial Crown corporations and agencies.

Chart 2 – Change in provincial debt for the year ended March 31, 2024

$ Millions
Taxpayer–supported
Self–supported
10,000
8,000
6,000
4,000
2,000
0
8,729
4,044
2,340
401
2,568
Provincial government operating
Provincial government capital
BC Transportation Financing Authority
Other
Commercial Crown Corporations

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

140	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Reconciliation of Summary Financial Statements’ Deficit (Surplus)

to Change in Taxpayer–supported Debt and Total Debt

for the Fiscal Year Ended March 31, 2024

(Unaudited)

	In Millions
	2024	2023
	$	$
Deficit (surplus) for the year	5,035	(956)
Taxpayer–supported debt decreased by:
Non–cash expenses included in deficit (surplus)	(3,244)	(3,287)
Foreign exchange adjustments	(22)	(416)
	(3,266)	(3,703)
Taxpayer–supported debt increased by:
Tangible capital asset net acquisitions	8,693	6,572
Accounts receivable, accounts payable and other working capital net changes	2,505	(5,838)
Self–supported Crown corporation and agency earnings in excess of contributions to the Consolidated Revenue Fund	1,644	629
Net increases in loans, advances and investments	903	843
	13,745	2,206
Net increase (decrease) in taxpayer–supported debt	15,514	(2,453)
Taxpayer–supported debt—beginning of year	59,888	62,341
Taxpayer–supported debt—end of year	75,402	59,888
Self–supported debt	32,060	29,492
Total debt[1]	107,462	89,380

Reconciliation of Total Debt to Summary Financial Statements’ Debt

as at March 31, 2024

(Unaudited)

	In Millions
	2024	2023
	$	$
Total debt	107,462	89,380
Debt included as part of equity in self–supported Crown corporations and agencies	(1,461)	(1,508)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(15)	(15)
Sinking fund investments	491	521
Foreign exchange adjustments	494	472
Summary Financial Statements’ debt	106,971	88,850

Comprised of:
Taxpayer–supported debt	76,002	60,518
Self–supported debt	30,969	28,332
Summary Financial Statements’ debt	106,971	88,850

1See Summary of Provincial Debt, page 147.

PROVINCE OF BRITISH COLUMBIA	141

PUBLIC ACCOUNTS 2023/24

Change in Provincial Debt,
Comparison to Budget
(Unaudited)

Provincial debt increased by $18,082 million compared to a budgeted increase of $18,544 million resulting in a $462 million decrease from budget net of the $700 million forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer–supported debt increased by $15,514 million compared to a budgeted increase of $15,729 million. The $215 million decrease from budget reflects the lower than forecasted borrowing for government capital ($3,507 million), BC Transportation Financing Authority ($1,885 million), social housing ($1,045 million), and other taxpayer–supported entities ($67 million) such as post–secondary institutions, school districts, and British Columbia Transit. These decreases were offset by higher than forecasted borrowing for government operating requirements ($6,289 million).

Self–supported debt increased by $2,568 million compared to a budgeted increase of $2,115 million. The $453 million increase from budget is due to higher than forecasted borrowing for British Columbia Hydro and Power Authority ($405 million), British Columbia Lottery Corporation ($65 million), commercial subsidiaries of certain post–secondary institutions ($26 million) and Columbia Power Corporation ($11 million). These increases were partially offset by lower than forecasted borrowing for other self–supporting entities, primarily the Insurance Corporation of British Columbia ($32 million), British Columbia Liquor Distribution Branch ($21 million), and Columbia Power Corporation ($1 million).

Chart 3 – Change in provincial debt1, comparison to budget for the year ended March 31, 2024

1The change in forecast allowance is not included in this chart.

142	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Interprovincial Comparison of Taxpayer–supported Debt
as a Percentage of Gross Domestic Product
(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer–supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer–supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer–supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 – Interprovincial comparison of taxpayer–supported debt as a percentage of GDP

Percent of GDP at March 31

60
50
40
30
20
10
0
55.8%
42.6%
42.2%
39.5%
38.4%
30.2%
29.9%
21.1%
18.5%
16.5%
2022
2022
2023
2022
2022
2023
2023
2023
2024
2023
Nfld
Que
ON
Man
PEI
NB
NS
AB
BC
Sask

Source: Moody’s Investors Service Inc. as at May 27, 2024
British Columbia’s result as per Ministry of Finance’s actuals; Moody’s result for British Columbia as at March 31, 2023 was 14.8%.

PROVINCE OF BRITISH COLUMBIA	143

PUBLIC ACCOUNTS 2023/24

Interprovincial Comparison of Taxpayer–supported Debt
Service Costs as a Percentage of Revenue
(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer–supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer–supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer–supported debt service costs as a percentage of revenue of all provinces.

Chart 5 – Interprovincial comparison of taxpayer–supported debt service costs as a percentage of revenue

Percent of revenue at March 31

12
10
8
6
4
2
0
11.0%
7.0%
6.0%
5.1%
4.6%
4.3%
3.7%
3.7%
3.2%
3.1%
2022
2023
2022
2022
2022
2023
2023
2023
2024
2023
Nfld
ON
Que
Man
PEI
NB
NS
AB
BC
Sask

Source: Moody’s Investors Service Inc. as at May 27, 2024
British Columbia’s result as per Ministry of Finance’s actuals; Moody’s result for British Columbia as at March 31, 2023 was 2.5%.

Moody’s definition of taxpayer–supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer–supported debt. The definition used by Moody’s is the closest to that employed by the ministry, however there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available online at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

This page intentionally left blank

623 Fort Street Victoria, British Columbia V8W 1G1	P: 250.419.6100 F: 250.387.1230 bcauditor.com

Independent Auditor’s Report

To the Minister of Finance, Province of British Columbia:

Opinion

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia (“government”), which comprise the summary of provincial debt as at March 31, 2024, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies and other explanatory information.

In my opinion, the summary of provincial debt as at March 31, 2024, the key indicators of provincial debt and the summary of performance measures for the year then ended are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

Basis for Opinion

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the debt-related statements section of my report. I am independent of the government in accordance with the ethical requirements that are relevant to my audit of the debt- related statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements.

Emphasis of matter – basis of accounting

I draw attention to the notes to the debt-related statements, which describe the basis of accounting. Through the debt-related statements, the government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measure to its target measures for the fiscal year ended March 31, 2024. As a result, the debt-related statements may not be suitable for another purpose. My opinion is not modified in respect of this matter.

Other accompanying information

Government is responsible for the other information in the annual Public Accounts.

My opinion on the debt-related statements does not cover other information in the Public Accounts that accompanies the debt-related statements and, except for my independent auditor’s report on the Summary Financial Statements, I do not express any form of assurance conclusion thereon.

In connection with my audit of the debt-related statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the debt-related statements or my knowledge obtained during the audit or otherwise appears to be materially misstated.

Prior to the date of my auditor’s report, I obtained a copy of the Public Accounts. If, based on the work I have performed on the other information, I conclude that there is a material misstatement therein, I am required to report that fact in this auditor’s report. Other than the material misstatements described in the other accompanying information of my independent auditor’s report on the Summary Financial Statements, I have nothing to report in this regard.

MINISTER OF FINANCE
Independent Auditor’s Report

Government’s Responsibilities for the Debt-Related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes to the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Government is also responsible for such internal control as government determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Debt-Related Statements

My objectives are to obtain reasonable assurance about whether the debt-related statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decision of users taken on the basis of the debt-related statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•	Identify and assess the risks of material misstatement of the debt-related statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by government.

•	Evaluate the overall presentation, structure and content of the debt-related statements, and whether it represents the underlying transactions and events in a manner that complies with the basis of accounting described in the notes to the debt-related statements.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

/s/ Michael A. Pickup
Michael A. Pickup, FCPA, FCA
Auditor General of British Columbia

Victoria, British Columbia, Canada
August 15, 2024

PROVINCE OF BRITISH COLUMBIA	147
PUBLIC ACCOUNTS 2023/24

Summary of Provincial Debt1
as at March 31

			In Millions
	2024	2023	2022	2021	2020
	$	$	$	$	$
Taxpayer–supported Debt
Provincial government direct operating
Provincial government operating	8,729		7,233	8,746
Capital
K–12 education[2]	11,643	10,893	11,342	10,529	9,757
Post–secondary institutions[2]	5,979	5,502	5,732	5,426	4,917
Health facilities[2]	10,109	8,286	8,223	7,484	6,705
Ministries general capital	5,084	4,549	4,087	3,702	3,133
Transportation[2]	5,391	5,391	5,401	5,401	5,401
Social housing[3]	2,024	1,648	1,424	1,062	805
Other[4]	352	269	278	268	252
Total capital	40,582	36,538	36,487	33,872	30,970
Total provincial government	49,311	36,538	43,720	42,618	30,970

Taxpayer–supported entities
British Columbia Pavilion Corporation	123	126	129	132	135
British Columbia Transit	109	53	56	60	65
BC Transportation Financing Authority	21,286	18,946	14,615	13,321	12,193
Health authorities and hospital societies	2,387	1,983	1,839	1,875	1,802
InBC Investment Corp.	60	21	19	37	45
Post–secondary institutions	897	910	922	882	753
School districts	19	21	25	24	18
Social housing[3]	1,182	1,241	974	770	222
Other[4]	28	49	42	31	26
Total taxpayer–supported entities	26,091	23,350	18,621	17,132	15,259
Total taxpayer–supported debt	75,402	59,888	62,341	59,750	46,229

Self–supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority	29,351	26,707	25,611	24,650	23,238
British Columbia Lottery Corporation	169	201	195	228	233
Columbia Basin Trust joint ventures[5]	1,265	1,298	1,319	1,349	1,387
Columbia Power Corporation	266	270	266	271	276
British Columbia Liquor Distribution Branch	233	242	230	233	210
Post–secondary institutions’ subsidiaries[6]	682	685	615	520	504
Other[7]	94	89	89	99	84
Total self–supported debt	32,060	29,492	28,325	27,350	25,932
Total provincial debt	107,462	89,380	90,666	87,100	72,161

1Debt is after deductions of sinking funds and unamortized discounts, and excludes accrued interest.

2Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

3Includes the debt of the British Columbia Housing Management Commission.

4Includes debt of other taxpayer–supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, and guarantees under economic development.

5Debt related to Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation).

6Includes debt of Heritage Realty Properties Ltd., SFU Community Trust, UBC Property Investments Ltd, and Vancouver Island Technology Park.

7Includes Columbia Basin Trust’s share of real estate investment joint ventures’ debt and Insurance Corporation of British Columbia.

148	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Summary of Provincial Debt

The debt–related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board. However, in the debt–related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt–related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises and other commercial subsidiaries of taxpayer–supported entities, includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest, and does not include adjustments made to convert debt denominated in foreign currency to the exchange rate as at the fiscal year–end. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

PROVINCE OF BRITISH COLUMBIA	149

PUBLIC ACCOUNTS 2023/24

Key Indicators of Provincial Debt1
for the Fiscal Years Ended March 31

	2024		2023	2022	2021	2020
	Budget Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	113.7	113.4	90.7	104.4	115.2	95.9
Taxpayer–supported	100.1	97.9	74.3	90.9	101.4	80.6

Debt per Capita ($)[2]
Total provincial	19,807	19,471	16,804	17,386	16,919	14,230
Taxpayer–supported	13,878	13,662	11,259	11,954	11,606	9,116

Debt to GDP (percent)[3]
Total provincial	27.0	26.3	23.0	26.1	29.5	23.6
Taxpayer–supported	18.9	18.5	15.4	17.9	20.2	15.1

Interest Bite (cents per dollar of revenue)[4]
Total provincial	3.5	3.7	3.2	3.3	3.7	3.8
Taxpayer–supported	2.9	3.2	2.5	2.8	3.1	3.1

Interest Costs ($ millions)
Total provincial	3,333	3,518	3,116	2,848	2,817	2,872
Taxpayer–supported	2,206	2,446	2,032	1,896	1,832	1,807

Interest Rate (percent)[5]
Taxpayer–supported	3.2	3.6	3.3	3.1	3.5	4.1

Revenue Factor for Key Indicators ($ millions)
Total provincial[6]	94,901	94,769	98,583	86,832	75,583	75,283
Taxpayer–supported[7]	75,511	77,043	80,575	68,587	58,925	57,386

150	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Key Indicators of Provincial Debt1
for the Fiscal Years Ended March 31—Continued

	2024		2023	2022	2021	2020
	Budget Estimate	Actual	Actual	Actual	Actual	Actual
Total Debt ($ millions)
Total provincial	107,924	107,462	89,380	90,666	87,100	72,161
Taxpayer–supported[8]	75,617	75,402	59,888	62,341	59,750	46,229

Provincial GDP ($ millions)[9]	400,093	408,058	389,129	347,653	295,282	306,272

Population (thousands at July 1)[10]	5,449	5,519	5,319	5,215	5,148	5,071

1Figures for prior years have been restated to conform with the presentation used for 2023/24 and to include the effects of changes in underlying data.

2The ratio of debt to population (e.g., debt at March 31, 2024 divided by population at July 1, 2023).

3The ratio of debt outstanding at fiscal year–end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2024 divided by 2023 GDP).

4The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5Weighted average of all outstanding debt issues.

6Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8Excludes debt of commercial Crown corporations and agencies, and funds held under the province’s Warehouse Program.

9Nominal GDP for the calendar year ending in the fiscal year (e.g., GDP for 2023 is used for the fiscal year ended March 31, 2024). As nominal GDP for the calendar year ending 2023 is not available, the 2023 GDP projected in the February 2024 Budget and Fiscal Plan 2024/25 – 2026/27 has been used for the fiscal year ended March 31, 2024 for demonstration purposes. Preliminary GDP figures are presented as published for the year noted.

10Population at July 1st within the fiscal year (e.g., population at July 1, 2023 is used for the fiscal year ended March 31, 2024). Preliminary population figures are presented as published for the year noted per the February 2024 Budget and Fiscal Plan 2024/25 – 2026/27.

Summary of Performance Measures
for the Fiscal Year Ended March 31, 2024

	2024	2024	2023
	Target[2]	Actual	Actual
Taxpayer–supported debt to GDP ratio[1]	18.9%	18.5%	15.4%
Taxpayer–supported debt service costs as a percentage of revenue	2.9%	3.2%	2.5%

1These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating.

2The target amounts are from page 170 of the Budget and Fiscal Plan 2023/24 – 2025/26.

PROVINCE OF BRITISH COLUMBIA	151

PUBLIC ACCOUNTS 2023/24

Definitions
(Unaudited)

Consolidated Revenue Fund—includes the taxpayer–supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line–by–line basis. Inter–entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line–by–line basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self–supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self–supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i)  Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i)  Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii)  Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non–discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i)  is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii)  sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

152	PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2023/24

Definitions—Continued
(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i)  the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii)  the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv)  the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i)  receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non–financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self–supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self–supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i)  Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

PROVINCE OF BRITISH COLUMBIA	153

PUBLIC ACCOUNTS 2023/24

Definitions—Continued
(Unaudited)

Taxpayer–supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self–supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

154	PROVINCE OF BRITISH COLUMBIA
PUBLIC ACCOUNTS 2023/24

Acronyms
(Unaudited)

BC Hydro	British Columbia Hydro and Power Authority

BCHMC	British Columbia Housing Management Commission

BTAA	Budget Transparency and Accountability Act

CPA	Chartered Professional Accountant

CRF	Consolidated Revenue Fund

GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)

GDP	Gross domestic product

ICBC	Insurance Corporation of British Columbia

Moody’s	Moody’s Investors Service

PSAS	Public Sector Accounting Standards

SCBCTA	South Coast British Columbia Transportation Authority

SFU	Simon Fraser University

SUCH	School districts, universities, colleges, institutes and health organizations

UBC	The University of British Columbia